Exhibit 10.1

Execution Copy

MASTER REPURCHASE AGREEMENT

Dated as of October 30, 2009

Between:

HOME LOAN CENTER, INC., as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.                                      Applicability

Subject to the terms of the Side Letter and satisfaction of the conditions precedent set forth in Paragraph 3 and in Paragraph 7, prior to the Termination Date, the parties hereto may enter into transactions in which Home Loan Center, Inc. (“Seller”) may transfer to JPMorgan Chase Bank, N.A. (together with its successors and assigns, “Buyer”) certain Mortgage Loans (including the Servicing Rights, as defined below, thereto) and Buyer shall be obligated to accept such Mortgage Loans (on a servicing released basis against the transfer of funds by Buyer), with a simultaneous agreement by Buyer to transfer to Seller those Mortgage Loans (including the Servicing Rights thereto) on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller.  Each such transaction shall be referred to in this Agreement as a “Transaction” and shall be governed by this Agreement.  Buyer shall have no obligation to enter into any Transaction on or after the Termination Date.

2.                                      Definitions

“Accounts” means, collectively, the Cash Pledge Account, the Funding Account and the Operating Account, any interest, additions and proceeds due or to become due on such Accounts, which Accounts are held at Financial Institution and include all of the above described deposits, deposit accounts, payment intangibles, financial assets and other obligations of Financial Institution, whether they are deposit accounts, negotiable or non-negotiable or book entry certificates of deposit, book entry investment time deposits, savings accounts, money market accounts, transaction accounts, time deposits, negotiable order of withdrawal accounts, share draft accounts, demand deposit accounts, instruments, general intangibles, chattel paper or otherwise, and all funds held in or represented by any of the foregoing, and any successor Accounts howsoever numbered and all Accounts issued in renewal, extension or increase or decrease of or replacement or substitution for any of the foregoing; and all promissory notes, checks, cash, certificates of deposit, passbooks, deposit receipts, instruments, certificates and other records from time to time representing or evidencing the Accounts described above and any supporting obligations relating to any of the foregoing property.

“Act of Insolvency” means with respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization,

liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree which (i) is consented to or not timely contested by that Person, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within fifteen (15) days; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person (or, if a non-natural Person, by any of the President, the Chief Financial Officer or the board of directors or managers of that Person) that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.

“Additional Purchased Mortgage Loans” means Mortgage Loans provided by Seller to Buyer pursuant to Paragraph 4(a).

“Adjusted LIBOR Rate” has the meaning set forth in the Side Letter.

“Adjusted Tangible Net Worth” means, with respect to Seller and its Subsidiaries on a consolidated basis at any date, an amount equal to (i) the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis at such date, plus (ii) the lesser of (A) one percent (1%) of the unpaid principal balances of all Mortgage Loans at such date for which Seller and its Subsidiaries owns the Servicing Rights and (B) the capitalized value of Seller’s and its Subsidiaries’ Servicing Rights, plus (iii) the unpaid principal amount of all Qualified Subordinated Debt of Seller and its Subsidiaries at such date, minus (iv) an amount equal to 50% of the net book value of Mortgage Loans held by Seller for investment purposes at such date, minus (v)  an amount equal to 50% of the net book value of net REO Property held by Seller at such date, minus (vi) an amount equal to 50% of the net book value of other illiquid investments held by Seller at such date.

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, manager, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person; or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities (or equivalent equity interests).

“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac or VA.

“Agency Guidelines” means those requirements, standards and procedures which may be adopted by the Agencies from time to time with respect to their purchase or guaranty of residential mortgage loans, which requirements govern the Agencies’ willingness to purchase or guaranty such loans.

“Aggregate Purchase Price” means, at any time, the sum of the Purchase Prices paid by Buyer for all Purchased Mortgage Loans that are subject to Transactions outstanding at that time.

“Agreement” means this Master Repurchase Agreement dated as of the date hereof, between Seller and Buyer (including any supplemental terms or conditions contained in the Exhibits hereto and the Side Letter), as the same shall be amended, restated, supplemented or otherwise modified from time to time.

“Approved Takeout Investor” means any of (i) Fannie Mae, Freddie Mac and any of the other entities listed on Schedule I, as such schedule is updated from time to time by Buyer, in its sole discretion, with written notice to Seller; (ii) CL, or (iii) an entity which is acceptable to Buyer, as notified to Seller in writing by Buyer; provided, however, that, notwithstanding the foregoing, any entity described in the foregoing clauses (i) through (iii) that fails to perform any of its material obligations under its Takeout Agreement shall cease to be an Approved Takeout Investor upon such failure.

“Available Warehouse Facilities” means, at any time, the aggregate amount of used and unused available warehouse lines of credit, purchase facilities, repurchase facilities and off-balance sheet funding facilities (whether committed or uncommitted) available to Seller at such time.

“Bailee Letter” means a bailee letter in the form attached hereto as Exhibit J or such other form as is satisfactory to Buyer in its sole discretion.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Paragraph 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

“Bankruptcy Reform Act” means the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“Business Day” means a day other than a Saturday or Sunday when (i) banks in Dallas, Texas, Houston, Texas and New York, New York are generally open for commercial banking business and (ii) federal funds wire transfers can be made.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months or less after the date of the applicable financial statement reporting such amounts; and (b) certificates of deposit, time deposits or Eurodollar time deposits having maturities of three (3) months or less after the date of the applicable financial statement reporting such amounts, or overnight bank deposits, issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and rated at least A- by S&P or A3 by Moody’s.

“Cash Pledge Account”  means the internal demand deposit account held at JPM Chase for the benefit of Buyer, and styled as follows:

JPMorgan Chase Bank, N.A. Secured Party

Cash Pledge Account for Home Loan Center, Inc.

“Change in Control” means either of the following events (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Seller or any Guarantor at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock (or equivalent equity interests) or (b) the Parent shall for any reason cease to own and control, directly or indirectly, all of the outstanding equity interests of Seller.

“Change in Requirement of Law” means (a) the adoption of a Requirement of Law after the date of this Agreement, (b) any change in a Requirement of Law or (c) compliance by Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the date of this Agreement.

“CL” means JPM Chase, operating through its unincorporated division commonly known as its Correspondent Lending group.

“CL Loan” means an Eligible Mortgage Loan for which CL is the Approved Takeout Investor.

“CMWF Web” means the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Completed Repurchase Advice” means with respect to any Purchased Mortgage Loan, receipt by Buyer of:

(i) funds into the Funding Account in an amount equal to or greater than (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date;

(ii) in the event that the funds described in clause (i) above are less than an amount equal to (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date, confirmation that funds in an amount equal to such deficiency are on deposit in the Operating Account and available for payment to Buyer after taking into account all other payments required to be made by Seller out of funds on deposit in the Operating Account;

(iii) confirmation from the related Approved Takeout Investor that the funds received in the Funding Account are for the purchase of that Purchased Mortgage Loan; and

(iv) an updated Loan Purchase Detail from Seller showing the removal of that Purchased Mortgage Loan from the list of Purchased Mortgage Loans subject to the outstanding Transactions under this Agreement.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, completed, executed and submitted by the chief financial officer of Seller.

“Confirmation” means a confirmation substantially in the form attached hereto as Exhibit A and delivered pursuant to Paragraph 3.

“Conventional Conforming Loan” means a Mortgage Loan which conforms to Agency Guidelines.  The term Conventional Conforming Loan shall not include a Mortgage Loan which is a Government Loan.

“Cooperative Corporation” means with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” means a mortgage loan that is secured by a Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements, all of which shall be located in any state of the United States or the District of Columbia.

“Cooperative Shares” means, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment or the related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan.

“Current Assets” means, with respect to any Person at any date, those assets set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will be by their terms or disposition converted to cash within one year from the date of calculation.

“Current Liabilities” means, with respect to any Person at any date, those liabilities set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one year from the date of calculation.

“Current Ratio” means, with respect to any Person at any date, the sum of the amounts set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as Current Assets divided by the sum of the amounts set forth in such consolidated balance sheet as Current Liabilities.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided, however, that, for purposes of this Agreement, there shall be excluded from Debt at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Loan” means a Mortgage Loan (i) as to which any payment, escrow payment, or part thereof, remains unpaid for 30 days or more from the original due date for such payment (whether or not Seller has allowed any grace period or extended the due date thereof by any means), (ii) as to which another material default has occurred and is continuing, including the commencement of foreclosure proceedings; (iii) as to which an Act of Insolvency has occurred with respect to the Mortgagor thereof or any cosigner, guarantor, endorser, surety, assumptor or grantor with respect thereto, or (iv) which, consistent with Seller’s collection policies, has been or should be written off as uncollectible in whole or in part.

“Defective Mortgage Loan” means a Mortgage Loan that is not an Eligible Mortgage Loan.

“Early Repurchase Date” has the meaning set forth in Paragraph 3(h)(ii).

“Electronic Tracking Agreement” means the Electronic Tracking Agreement substantially dated the date hereof by and among, Buyer, Seller, MERS and MERSCORP, Inc. (the “Electronic Agent”); as the same shall be amended, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:

(i)            for which each of the representations and warranties set forth on Exhibit B are true and correct as of such date of determination;

(ii)           which is either a Conventional Conforming Loan or a Government Loan;

(iii)          which has an Origination Date no more than thirty (30) days prior to the Purchase Date for the initial Transaction to which that Mortgage Loan was subject;

(iv)          which is eligible for sale to an Approved Takeout Investor under its Takeout Guidelines;

(v)           which has a scheduled Repurchase Date not later than thirty (30) days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject;

(vi)          which does not have a Loan-to-Value Ratio in excess of 103%, in the case of a Government Loan, or 95%, in the case of a Conventional Conforming Loan (or, in each case, such other percentage determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) and, if its Loan-to-Value Ratio is in excess of 80% (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(vii)         which, if a Government Loan, the related Mortgagor has a FICO Score of at least 620 (or such other minimum FICO Score as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(viii)        which, if a Conventional Conforming Loan, the related Mortgagor has a FICO Score of at least 620 (or such other minimum FICO Score as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(ix)           for which a complete Loan File has been delivered to Buyer, or, in the case of a Wet Loan, for which the items listed in items (i) through (iv) of the definition of Loan File have been delivered to Buyer;

(x)            for which, if a Wet Loan on the applicable Purchase Date, all applicable items listed in items (v) through (xii) of the definition of Loan File have been delivered to Buyer at or prior to its Wet Funding Deadline;

(xi)           which, if a Wet Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, is less than or equal to (i) 50% (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount on any day that is one of the first five (5) or the last five (5) Business Days of any calendar month or (ii) 30% (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount on any other day;

(xii)          which, if a Government Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Government Loans that are then subject to Transactions, is less than or equal to 50% (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xiii)         for which, if not a CL Loan, Buyer has approved the underwriting, the Takeout Commitment or Hedging Arrangement, as applicable, the appraisal and other related information;

(xiv)        which, if subject to a Takeout Commitment, is not (a) subject to a Takeout Agreement with respect to which Seller is in default, or (b) rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Approved Takeout Investor;

(xv)         which, if subject to a Hedging Arrangement, is not (a) subject to a Hedging Arrangement with respect to which Seller is in default, or (b) rejected or excluded for any reason (other than default by Buyer) from the related Hedging Arrangement by the Person with whom such Hedging Arrangement is maintained;

(xvi)        which is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xvii)       for which, if subject to a Takeout Commitment, the related Takeout Commitment has not expired or been terminated or cancelled by the Approved Takeout Investor;

(xviii)      for which, if subject to a Hedging Arrangement, the related Hedging Arrangement has not expired or been terminated or cancelled by the Person with whom such Hedging Arrangement is maintained;

(xix)         for which the related Mortgage Note has not been out of the possession of Buyer pursuant to a Trust Release Letter for more than five (5) Business Days after the date of that Trust Release Letter;

(xx)          for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Buyer pursuant to a Bailee Letter for more than the number of days specified in such Bailee Letter; and

(xxi)         which is not a Defaulted Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time and any successor statute, rules and regulations.

“Event of Default” has the meaning set forth in Paragraph 12.

“Facility Amount” has the meaning set forth in the Side Letter.

“Fannie Mae” means the Federal National Mortgage Association or any successor.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“FHA” means the Federal Housing Administration, which is a sub-division of HUD, or any successor.  The term “FHA” is used interchangeably in this Agreement with the term “HUD”.

“FICO Score” means, with respect to any Mortgagor, the statistical credit score prepared by Fair Isaac Corporation, Experian Information Solutions, Inc., TransUnion LLC or such other Person as may be approved in writing by Buyer in its sole discretion.

“Financial Institution” means JPM Chase in its capacity of the bank at which the Accounts are held.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.

“Funding Account” means the internal demand deposit account held at JPM Chase for the benefit of Buyer, and styled as follows:

JPMorgan Chase Bank, N.A. Secured Party

Funding Account for Home Loan Center, Inc.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Ginnie Mae” means the Government National Mortgage Association or any successor.

“GLB Act” means the Gramm-Leach Bliley Act of 1999 (Public Law 106-102, 113 Stat 1338), as it may be amended from time to time.

“Government Loan” means a Mortgage Loan which is insured by the FHA or guaranteed by the Department of Veterans Affairs.  The term Government Loan shall not include any Mortgage Loan which is a Conventional Conforming Loan.

“Governmental Authority” means and includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi-governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets (including any insurance company or underwriter through whom that Person has obtained insurance coverage).

“Guarantors” means each of Tree.com, Inc., Lending Tree Holdings Corp. and Lending Tree, LLC, and any Person who hereafter executes a guaranty to support the obligations of Seller under this Agreement and the other Transaction Documents.

“Guaranty” means each guaranty dated the date hereof, executed by each Guarantor in favor of Buyer or any other guaranty executed and delivered to Buyer by a Guarantor, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement, or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.

“HLC Escrow” means HLC Escrow and Settlement Services, Inc., a California corporation.

“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency.

“Income” means, with respect to any Purchased Mortgage Loan, (i) all payments of principal, payments of interest, proceeds of Takeout Commitments, proceeds of Hedging Arrangements, cash collections, dividends, sale or insurance proceeds and other cash proceeds received relating to the Purchased Mortgage Loan and other Mortgage Assets, (ii) any other payments or proceeds received in relation to the Purchased Mortgage Loan and other Mortgage Assets (including, without limitation, any liquidation or foreclosure proceeds with respect to the Purchased Mortgage Loan and payments under any guarantees relating to the Purchased Mortgage Loan), (iii) all escrow withholds and escrow payments for Property Charges and (iv) all other “proceeds” as defined in Section 9-102(64) of the UCC.

“Indemnified Party” has the meaning set forth in Paragraph 16(b).

“Insured Closing Letter” means a letter of indemnification from a title insurer addressed to Seller and/or Buyer, with coverage that is customarily acceptable to Persons engaged in the Origination of mortgage loans, identifying the Settlement Agent covered thereby and indemnifying Seller and/or Buyer against losses incurred due to malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific closing instructions specified by Buyer in the escrow letter with respect to the closing of the Mortgage Loan.  The Insured Closing Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Insured Closing Letter which covers closings conducted by the Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.

“Interim Servicing Term” has the meaning set forth in Paragraph 13(a).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“JPM Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.

“Last Endorsee” means with respect to each Mortgage Loan, the last Person to whom such Mortgage Loan was assigned or the related Mortgage Note was endorsed, as applicable.

“Leverage Ratio” means that ratio of a Person’s Debt (including off balance sheet financings) to its Adjusted Tangible Net Worth.

“Lien” means any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment, deposit arrangement, equity, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

“Liquidity” means, at any time, Seller’s unencumbered and unrestricted cash and Cash Equivalents (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) at such time plus, with respect to any Purchased Mortgage Loans subject to this Agreement or other Mortgage Loans subject to similar agreements with other third parties, the excess, if any, of the maximum Purchase Price (or equivalent term under a similar agreement) available to Seller pursuant to the terms hereof (or thereof) for such Purchased Mortgage Loans (or such other Mortgage Loans) over the aggregate outstanding Purchase Price (or equivalent term) for such Purchased Mortgage Loans (or such other Mortgage Loans) at such time.

“Litigation” means, as to any Person, any action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending against such Person or the business, operations, properties or assets of such Person before, or by, any Governmental Authority.

“Loan File” means, with respect to each Mortgage Loan, the following documents:

(i)            if a Wet Loan, a fully executed Insured Closing Letter from the related Settlement Agent involved in the Wet Funding of that Mortgage Loan;

(ii)           if a Government Loan, a valid eligibility certification from VA or FHA, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Purchased Mortgage Loan;

(iii)          if a Conventional Conforming Loan, a valid eligibility certification from Fannie Mae or Freddie Mac, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan;

(iv)          such other documents required by Buyer in its sole discretion;

(v)           the original Mortgage Note, endorsed in blank without recourse by the Last Endorsee thereof, together with all intervening endorsements showing an unbroken chain of endorsement from the originator of such Mortgage Loan to the Last Endorsee, or, if the original has been lost, a lost note affidavit in form and substance acceptable to Buyer and executed by the Last Endorsee;

(vi)          the original recorded Mortgage, or, if the original has been lost or if such Mortgage is in the process of being recorded, a copy of the original Mortgage together with an Officer’s Certificate (which may be included on the face of such copy) certifying (x) that such copy is a true, correct and complete copy and (y) that such Mortgage has been transmitted to the appropriate recording office for recordation;

(vii)         the originals of all assumption, modification, consolidation, substitution and extension agreements, if any, with evidence of recordation thereon, or copies of such original agreements together with an Officer’s Certificate certifying (x) that such copy is a true, correct and complete copy and (y) that such agreements have been transmitted to the appropriate recording office for recordation;

(viii)        all guarantees, supporting obligations and collateral, if any, received with respect to, or supporting repayment of, such Purchased Mortgage Loan;

(ix)           evidence satisfactory to Buyer that each Mortgage Loan subject to such Transaction is a MERS Designated Mortgage Loan and Buyer is designated as “Interim Funder” on the MERS System with respect to each such Mortgage Loan;

(x)            if, at any point in the future, Buyer so designates, by giving at least ten (10) Business Days’ written notice to a Seller, that Sellers will, on a going forward basis, be responsible for giving the same (it being understood and agreed that unless and until Buyer gives such notice to a Seller, Buyer will be responsible for giving such notices to Mortgagors and this item will not be included in the Loan Files), a notice letter in form and substance acceptable to Buyer in its sole discretion, delivered by Seller on behalf of Buyer to Mortgagor setting forth the information regarding Buyer as the “new creditor” and such other information required by Section 404 of The Helping Families Save Their Homes Act of 2009 (amending the Truth in Lending Act of 1968 (as amended)), and acknowledged in writing by Mortgagor unless Buyer has notified Seller in writing that such notice is no longer required;

(xi)           if a Cooperative Loan:

(A)  the original Cooperative Shares with original Stock Power with a signature guarantee in form and substance satisfactory to Buyer;

(B)  the original Proprietary Lease;

(C)  the original Recognition Agreement; and

(D) an acknowledgement copy of the UCC-1 financing statement filed in connection with the Mortgage related thereto; and

(xii)          such additional documents required by Buyer in its sole discretion from time to time by written notice to Seller.

“Loan Purchase Detail” means a data tape or schedule of information prepared and transmitted electronically by Seller to Buyer in the format and with such fields of information set forth in Exhibit I regarding the Purchased Mortgage Loans, as such required format or information fields may be changed from time to time by Buyer with prior written notice to Seller.

“Loan-to-Value Ratio” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the appraised value of the related Mortgaged Property of such Mortgage Loan indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan.

“Manufactured Home” means a single-family home constructed at a factory and shipped in one or more sections to a housing site.

“Margin Amount” means at any time with respect to any Purchased Mortgage Loan, the amount equal to (a) the applicable Margin Percentage for that Purchased Mortgage Loan at that time multiplied by (b) the Market Value for that Purchased Mortgage Loan at that time.

“Margin Deficit” has the meaning specified in Paragraph 4(a).

“Margin Percentage” has the meaning set forth in the Side Letter.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, at any time with respect to any Purchased Mortgage Loan, the fair market value of such Purchased Mortgage Loan at such time as determined by Buyer in its sole good faith discretion.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any Transaction Document, (ii) material adverse effect upon the assets, business or condition, financial or otherwise, of Seller (and its Subsidiaries, on a consolidated basis) or any Guarantor, (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement or the ability of any Guarantor to fulfill its obligations under its Guaranty, or (iv) material adverse effect on the value or salability of the Purchased Mortgage Loans subject to this Agreement, taken as a whole.

“Maximum Warehouse Capacity Ratio” means, at any time with respect to any Person, the ratio of (a) Available Warehouse Facilities at such time, to (b) that Person’s Adjusted Tangible Net Worth at such time.

“MERS” means Mortgage Electronic Registration Systems, Inc. and its successors and assigns.

“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.

“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan.

“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

“Moody’s” means Moody’s Investors Service and any successor.

“Mortgage” means a mortgage, deed of trust or other security instrument creating a Lien on the Mortgaged Property.

“Mortgage Assets” has the meaning specified in Paragraph 6.

“Mortgage Loan” means a whole mortgage loan or Cooperative Loan which is secured by a Mortgage on residential real estate, and shall include all Servicing Rights with respect thereto.

“Mortgage Loan Documents” means the Mortgage Note, the Mortgage and all other documents evidencing, securing, guaranteeing or otherwise related to a Mortgage Loan.

“Mortgage Note” means the original, executed promissory note or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Mortgaged Property” means the residential real estate securing the Mortgage Note, which shall be either (i) in the case of a Mortgage Loan that is not a Cooperative Loan, a fee simple estate in the real property located in any state of the United States (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) purchased with the proceeds of the Mortgage Loan or (ii) in the case of a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.

“Mortgagor” means the obligor on a Mortgage Note or the grantor or mortgagor on a Mortgage, as the context requires.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of Seller and delivered to Buyer.

“Operating Account” means the internal demand deposit account held at JPM Chase for the benefit of Buyer, and styled as follows:

JPMorgan Chase Bank, N.A. Secured Party

Operating Account for Home Loan Center, Inc.

“Originate” or “Origination” means a Person’s actions in taking applications for, underwriting and closing Mortgage Loans.

“Origination Date” means the date of the Mortgage Note and the related Mortgage.

“Outstanding Principal Balance” of a Mortgage Loan means, at any time, the then unpaid outstanding principal balance of such Mortgage Loan.

“Parent” means Tree.com, Inc.

“Party” means each of Buyer and Seller.

“Permitted Dividend” means (a) as to any taxable period of Seller during which Seller makes an S corporation election with the Internal Revenue Service, an annual or quarterly distribution necessary to enable each shareholder of Seller to pay federal or state income taxes attributable to such shareholder resulting solely from the allocated share of income of Seller for such period (“Permitted Tax Distributions”) and (b) a regular cash dividend declared by Seller and paid to its shareholders, provided that such regular cash dividends do not exceed, in the aggregate, during any fiscal year one hundred percent (100%) of Seller’s net income for such fiscal year after payment of the Permitted Tax Distributions (as calculated on its annual statement of income).

“Person” means an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, any Governmental Authority or other entity.

“Post-Origination Period” means the period of time between a Mortgage Loan’s Origination Date and its subsequent sale to an Approved Takeout Investor.

“Price Differential” means with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the following amount for each day during that month (or portion thereof):  the weighted average of the applicable Pricing Rates for such day multiplied by the aggregate outstanding Purchase Price on such day divided by 360.  The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day on which the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the date on which the Repurchase Price is paid.

“Pricing Rate” means the per annum percentage rate (or rates) to be applied to determine the Price Differential, which rate (or rates) shall be determined in accordance with the Side Letter.

“Prime Rate” means the rate of interest per annum announced from time to time by Buyer as its prime rate.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE BUYER’S LOWEST RATE.

“Privacy Requirements” means (a) Title V of the GLB Act, (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” means the date with respect to each Transaction on which the Mortgage Loans subject to such Transaction are transferred by Seller to Buyer hereunder; provided, however, that in any case, the Purchase Date shall occur no later than 30 days after the Origination Date of each related Mortgage Loan.

“Purchase Price”  has the meaning set forth in the Side Letter.

“Purchased Mortgage Loans” means, with respect to any Transaction, the Mortgage Loans sold by Seller to Buyer in such Transaction hereunder (each of which sales shall be on a servicing released basis), including any Additional Purchased Mortgage Loans delivered pursuant to Paragraph 4(a) and excluding any Purchased Mortgage Loans repurchased by Seller or transferred to Seller.  Unless the context shall otherwise require, the term “Purchased Mortgage Loans” shall refer to all Purchased Mortgage Loans under all Transactions.

“Qualified Subordinated Debt” means, with respect to any Person, all unsecured Debt of such Person, for borrowed money, which is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Buyer), in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Buyer, restrictions on amendments without the consent of Buyer, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.

“Recognition Agreement” means, with respect to a Cooperative Loan, an agreement among a Cooperative Corporation, a lender and a Mortgagor whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan and (ii) make certain agreements with respect to such Cooperative Loan.

“Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“REO Property” means a Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure.

“Repurchase Date” means, with respect to each Transaction, the date on which Seller is required to repurchase from Buyer the Purchased Mortgage Loans which are subject to that Transaction.  The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date that is 30 days after the related Purchase Date, or such later date as permitted by Buyer in its sole discretion, (ii) for Transactions to be terminable on demand (as permissible under this Agreement), the earlier to occur of (a) the date specified in Buyer’s demand or (b) the date that is 30 days after the related Purchase Date, if no demand is sooner made, or such later date as permitted by Buyer in its sole discretion and (iii) for repurchases of Defective Mortgage Loans under Paragraph 3(h), the Early Repurchase Date; provided, however, that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the date declared by Buyer pursuant to Paragraph 12(b)(i) and (2) the Termination Date.

“Repurchase Price” means, with respect to each Transaction, the price at which Purchased Mortgage Loans subject to such Transaction are to be resold by Buyer to Seller upon termination of such Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued and unpaid Price Differential as of the date of such termination; provided that such Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.

“Required Amount” has the meaning set forth in Paragraph 5(b).

“Requirement(s) of Law” means any law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over Buyer, Seller, any Guarantor, any Approved Takeout Investor or any person with whom any Hedging Arrangement is maintained, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, however, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor.

“Seller’s Accounts” means each of the Funding Account and the Operating Account.

“Seller’s Customer” means any natural person who has applied to Seller for a financial product or service, has obtained any financial product or service from Seller or has a Mortgage Loan that is serviced or subserviced by Seller.

“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with Seller.

“Servicing File” means with respect to each Mortgage Loan, all documents relating to the servicing thereof, which may consist of (i) copies of the documents contained in the related Credit File and Loan File, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Transaction Documents.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including but not limited to any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing the servicing thereof.

“Servicing Rights” means all rights and interests of Seller or any other Person, whether contractual, possessory or otherwise to service, administer and collect Income with respect to Mortgage Loans, and all rights incidental thereto.

“Settlement Agent” means a title company, escrow company or attorney that is acceptable to Buyer in its sole discretion and that is (i) a division, subsidiary or licensed agent of a title insurance company reasonably acceptable to Buyer and (ii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and with industry standards, to which the proceeds of any purchase of a Mortgage Loan are to be wired in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being Originated.

“Shipping Instructions” means the advice in the form of Exhibit D, sent by Seller to Buyer electronically through the CMWF Web, which instructs Buyer to send one or more Mortgage Notes and the related Mortgages to an Approved Takeout Investor.

“Side Letter” means the letter agreement, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Stock Power” means, with respect to a Cooperative Loan, an assignment of the stock certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.

“Subservicer” has the meaning set forth in Paragraph 13(a)(ii).

“Subservicer Instruction Letter” means a letter agreement between Seller and each Subservicer substantially in the form of Exhibit H.

“Subservicing Agreement” has the meaning set forth in Paragraph 13(a)(ii).

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock (or equivalent equity interest) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Successor Servicer” has the meaning set forth in Paragraph 13(e).

“Takeout Agreement” means an agreement, in form and substance acceptable to Buyer, between an Approved Takeout Investor and Seller, pursuant to which such Approved Takeout Investor has committed to purchase from Seller certain of the Purchased Mortgage Loans, as such agreement may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of Buyer.

“Takeout Commitment” means, with respect to each Approved Takeout Investor, the commitment to purchase a Purchased Mortgage Loan from Seller pursuant to a Takeout Agreement, and that specifies (a) the type of Purchased Mortgage Loan to be purchased, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Takeout Guidelines” means (i) the eligibility requirements established by the Approved Takeout Investor that must be satisfied by a Mortgage Loan originator to sell Mortgage Loans to the Approved Takeout Investor and (ii) the specifications that a Mortgage Loan must meet, and the requirements that it must satisfy, to qualify for the Approved Takeout Investor’s program of Mortgage Loan purchases, as such requirements and specifications may be revised, supplemented or replaced from time to time.

“Takeout Value” means, with respect to any Purchased Mortgage Loan subject to a Takeout Commitment, the price that an Approved Takeout Investor has agreed to pay Seller for such Purchased Mortgage Loan and, with respect to any Purchased Mortgage Loan subject to a Hedging Arrangement, the weighted average price of portfolio hedges or forward trades for such Purchased Mortgage Loan.

“Tangible Net Worth” means, without respect to any Person at any date, the sum of total shareholders’ equity in such Person (including capital stock, additional paid-in capital and retained earnings, but excluding treasury stock, if any), on a consolidated basis; provided, however, that, for purposes of this definition, there shall be excluded from assets the following: the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, franchises, capitalized servicing rights, excess capitalized servicing rights, each to be determined in accordance with GAAP consistent with those applied in the preparation of such Person’s financial statements; advances of loans to shareholders or Affiliates, advances of loans to employees (unless such advances are against future commissions), investments in Affiliates, deferred tax assets, assets pledged to secure any liabilities not included in the Debt of such Person and any other assets which would be deemed by Buyer, CL or the Agencies to be unacceptable in calculating tangible net worth.

“Tax and Insurance Amount” means, at any time, the amount determined by Buyer from time to time in its sole discretion with written notice to Seller, as the amount approximately equal to the escrowed tax and insurance payments made by the Mortgagors with respect to the Purchased Mortgage Loans, at that time.

“Termination Date” means the earliest of (i) that Business Day which Seller designates as the Termination Date by written notice to Buyer at least thirty (30) days prior to such date, (ii) the date of declaration of the Termination Date pursuant to Paragraph 12(c), (iii) the Business Day which Buyer designates as the Termination Date pursuant to Paragraph 11(aa), and (iv) 364 days after the date hereof.

“Third Party Originator” means any Person, other than a permanent employee of Seller, who engages in the solicitation, procurement, packaging, processing or performing of any other Origination function with regard to a Mortgage Loan.

“TPO Loan” means a Mortgage Loan which has been solicited, procured, packaged, processed or otherwise Originated by a Third Party Originator.

“Transaction” has the meaning set forth in Paragraph 1 of this Agreement.

“Transaction Documents” means this Agreement, each Confirmation, each Bailee Letter, each Trust Release Letter, the Side Letter, the Electronic Tracking Agreement, each Takeout Agreement, each Takeout Commitment, each Insured Closing Letter, each Guaranty and each other agreement, document or instrument executed or delivered in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Trust Release Letter” means a letter in substantially the form of Exhibit L, appropriately completed and authenticated by Seller, or such other form as may be approved by Buyer in writing in its sole discretion.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.

“Wet Funding” means the purchase of a Mortgage Loan that is Originated by Seller on the Purchase Date under escrow arrangements satisfactory to Buyer pursuant to which Seller is permitted to use the Purchase Price proceeds to close the Mortgage Loan prior to Buyer’s receipt of the complete Loan File.

“Wet Funding Deadline” means, with respect to any Wet Loan, the fifth (5th) Business Day after the Origination Date for such Wet Loan, or such later Business Day as Buyer, in its sole discretion, may specify from time to time.

“Wet Loan” means a Mortgage Loan for which the completed Loan File was not delivered to Buyer prior to funding.

3.                                      Initiation; Confirmations; Termination

(a)                                 Initiation.  Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller through the CMWF Web prior to the Termination Date.  In the event that Seller desires to enter into a Transaction hereunder, Seller shall deliver to Buyer no earlier than three (3) Business Days prior to, and no later than (x) if no fraud detection report is submitted with a request, 2:30 p.m., Houston, Texas time, or (y) if a fraud detection report from a third-party mortgage fraud detection service acceptable to Buyer is submitted with a request, 3:00 p.m., Houston, Texas time, on, the date of the proposed Purchase Date, a request for Buyer to purchase an amount of Eligible Mortgage Loans on such Purchase Date; provided that Buyer may obtain additional fraud detection reports with respect to Mortgage Loans in respect of which Seller submits fraud detection reports.  All such purchases shall be on a servicing released basis and shall include the Servicing Rights with respect to such Eligible Mortgage Loan.  Such request shall state the Purchase Price and shall include the Confirmation related to the proposed Transaction.

(b)                                 Purchase by Buyer.  Subject to the terms of the Side Letter and satisfaction of the conditions precedent set forth in this Paragraph 3 and in Paragraph 7, on the requested Purchase Date for each Transaction, Buyer shall transfer to Seller an amount equal to the Purchase Price for purchase of the Eligible Mortgage Loans that is the subject of such Transaction on that Purchase Date, less any amounts to be netted against such Purchase Price.  The transfer of funds to the Settlement Agent to be used to fund the Mortgage Loan, and if applicable, the netting of amounts for value, on the Purchase Date for any Transaction will constitute full payment by Buyer of the Purchase Price for such Transaction. Within five (5) days following the Purchase Date, Seller shall (i) take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Buyer on the MERS® System and (ii) in the case of a Wet Funding, deliver all remaining items of the related Loan File to Buyer.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer shall have no obligation to enter into any Transaction on or after the Termination Date.

(c)                                  Confirmations.  The Confirmation for each Transaction shall (i) include the Loan Purchase Detail with respect to the Mortgage Loans subject to such Transaction, (ii) identify Buyer and Seller and (iii) set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction and (E) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Seller.  In the event of any conflict between the terms of a Confirmation and this Agreement, such Confirmation shall prevail.

(d)                                 Failed Fundings.  Seller agrees to report to Buyer by facsimile transmission or electronic mail as soon as practicable, but in no event later than one (1) Business Day after each Purchase Date any Mortgage Loans which failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder.  Seller further agrees to (i) return, or cause the Settlement Agent to return, to Buyer the portion of the Purchase Price allocable to such Mortgage Loans as soon as practicable, but in no event later than one (1) Business Day after the related Purchase Date, and (ii) indemnify Buyer for any loss, cost or expense incurred by Buyer as a result of the failure of such Mortgage Loans to close; provided that Seller shall not be required to indemnify Buyer for any loss, cost or expense arising as a result of Buyer’s failure to fund the Purchase Price for an Eligible Mortgage Loan by the end of the day on the related Purchase Date in accordance with Paragraph 3(b) if Buyer is obligated to so fund pursuant to Paragraph 3(b).

(e)                                  Repurchase Required.  Seller shall repurchase Purchased Mortgage Loans from Buyer on or prior to each related scheduled Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan.  Seller is obligated to obtain the Purchased Mortgage Loans from Buyer or its designee at Seller’s expense on the related Repurchase Date. On the Repurchase Date, termination of the Transaction will be effected by resale by Buyer to Seller or its designee of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer.  After receipt of the payment of the Repurchase Price from Seller, Buyer shall deliver, or cause to be delivered, to Seller all Mortgage Loan Documents previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller on the MERS® System.

(f)                                   Repurchase Advice.  If Buyer receives the Completed Repurchase Advice with respect to a Purchased Mortgage Loan at or prior to 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date will occur with respect to such Purchased Mortgage Loan on such day.  If Buyer receives the Completed Repurchase Advice with respect to any Purchased Mortgage Loan after 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date will occur with respect to such Purchased Mortgage Loan on the next Business Day.  In connection with any repurchase pursuant to a Completed Repurchase Advice, Buyer will debit the Funding Account and the Operating Account, if applicable, for the amount of the Repurchase Price (less any amount of Price Differential to be paid on the next Remittance Date).  Without limiting Seller’s obligations hereunder, at any time after the occurrence and during the continuance of a Default or an Event of Default, Seller shall not be permitted to repurchase less than all of the Purchased Mortgage Loans without the prior written consent of Buyer.

(g)                                  Reliance.  With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a Person authorized to enter into a Transaction on Seller’s behalf.

(h)                                 Defective Mortgage Loans.  (i)  If, after Buyer purchases a Mortgage Loan, Buyer determines or receives notice (whether from Seller or otherwise) that a Purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, Buyer shall promptly notify Seller, and Seller shall repurchase such Purchased Mortgage Loan at the Repurchase Price on the Early Repurchase Date (as such term is defined below).

(ii)  If Seller becomes obligated to repurchase a Mortgage Loan pursuant to subparagraph (h)(i) above, Buyer shall promptly give Seller notice of such repurchase obligation and a calculation of the Repurchase Price therefor.  On the same day Seller receives such notice (the “Early Repurchase Date”), Seller shall repurchase the Defective Mortgage Loan by making a payment to Buyer of an amount equal to the Repurchase Price, and shall submit a Completed Repurchase Advice.  Buyer is authorized to charge any of Seller’s Accounts for such amount unless the parties have agreed in writing to a different method of payment and Seller has paid such amount by such agreed method.  If Seller’s Accounts do not contain sufficient funds to pay in full the amount due Buyer under this subparagraph, or if the amount due is not paid by any applicable alternative method of payment previously agreed to by the Parties, Seller shall promptly deposit funds in the Operating Account sufficient to pay such amount due Buyer and notify Buyer of such deposit.  After receipt of the payment of the Repurchase Price from Seller, Buyer shall deliver, or cause to be delivered, to Seller all documents for the Mortgage Loan previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Mortgage Loan to Seller on the MERS® System.

4.                                      Margin Maintenance

(a)                                 Margin Deficit.  If at any time the sum of the Margin Amounts of all Purchased Mortgage Loans is less than the Aggregate Purchase Price (a “Margin Deficit”), then Buyer, by notice to Seller (a “Margin Call”), may require Seller to transfer to Buyer, at Buyer’s option, either (x) cash to be applied by Buyer to the payment of the Repurchase Prices of the Purchased Mortgage Loans that are subject to the related Transactions, (y) additional Eligible Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”) or (z) a combination, as determined by Buyer, of cash and Additional Purchased Mortgage Loans, so that, immediately after such transfer(s), the sum of (i) such cash, if any, so transferred to Buyer plus (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions outstanding at that time, including any such Additional Purchased Mortgage Loans, will be at least equal to the Aggregate Purchase Price at that time.

(b)           Margin Maintenance.  If the notice to be given by Buyer to Seller under Paragraph (a) above is given at or prior to 10:00 a.m. Houston, Texas time on a Business Day, Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer prior to 5:00 p.m. Houston, Texas time on the date of such notice, and if such notice is given after 10:00 a.m. Houston, Texas time, Seller shall transfer cash or Additional Purchased Mortgage Loans prior to 9:30 a.m. Houston, Texas time on the Business Day following the date of such notice.  All cash required to be delivered to Buyer pursuant to this Paragraph shall be deposited by Seller into the Funding Account. Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists.

(c)                                  Margin Excess.  If on any day after Seller has transferred cash or Additional Purchased Mortgage Loans to Buyer pursuant to Paragraph (b) above, the sum of (i) the cash paid to Buyer and (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions at that time, including any such Additional Purchased Mortgage Loans, exceeds the sum of the outstanding Purchase Prices for all outstanding Transactions at that time, then at the request of Seller, Buyer shall return a portion of the cash or Additional Purchased Mortgage Loans to Seller so that the remaining sum of (i) and (ii) does not exceed the sum of the outstanding Purchase Prices for all outstanding Transactions at that time; provided that the sum of the cash plus the value of Additional Purchased Mortgage Loans returned shall be strictly limited to an amount, after the return of which, no Margin Deficit will exist.

(d)                                 Market Value Determinations.  Buyer may determine the Market Value of any Purchased Mortgage Loans from time to time and with such frequency and taking into consideration such factors, as it may elect, in its sole good faith discretion, including, but not limited to, current market conditions and the fact that the Purchased Mortgage Loans may be sold or otherwise disposed of under circumstances where Seller is in default under this Agreement; provided, however, that a Market Value of zero shall be assigned to any Purchased Mortgage Loan that, at the time of determination, is not an Eligible Mortgage Loan.  Buyer’s determination of Market Value shall be conclusive upon the Parties.

5.                                      Accounts; Income Payments

(a)                                 Accounts.  Prior to the date hereof, Seller shall establish or cause to be established each of the Accounts at Financial Institution.  Seller’s taxpayer identification number will be designated as the taxpayer identification number for each Account and Seller shall be responsible for reporting and paying taxes on any income earned with respect to the Accounts.  Each Account shall be under the sole dominion and control of Buyer, and Seller agrees that (i) Seller shall have no right or authority to withdraw or otherwise give any directions with respect to the Accounts or the disposition of any funds held in the Accounts; provided that Seller may cause amounts to be deposited into any Account at any time, and (ii) Financial Institution may comply with instructions originated by Buyer directing disposition of the funds in the Accounts without further consent of Seller.  Only employees of Buyer shall be signers with respect to the Accounts.   Pursuant to Paragraph 6, Seller has pledged, assigned, transferred and granted a security interest to Buyer in all Accounts in which Seller has rights or power to transfer rights and all Accounts in which Seller later acquires ownership, other rights or the power to transfer rights.  Seller and Buyer hereby agree that Buyer has “control” of the Accounts within the meaning of Section 9-104 of the UCC.

(b)                                 Cash Pledge Account.  On or prior to the date hereof, Seller shall deposit an amount equal to 1.00% of the Facility Amount (the “Required Amount”) into the Cash Pledge Account.  Seller shall cause an amount not less than the Required Amount to be on deposit in the Cash Pledge Account at all times.  If on any Remittance Date, the amount on deposit in the Cash Pledge Account is greater than the Required Amount, provided that no Default or Event of Default has occurred, upon Seller’s request such excess will be disbursed to Seller on such Remittance Date after application by Buyer to the payment of any amounts owing by Seller to Buyer on such date.  At any time upon or after the occurrence of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Cash Pledge Account in accordance with the provisions of Paragraph 5(f).

(c)                                  Funding Account.  The Funding Account shall be used for fundings of the Purchase Price and the Repurchase Price with respect to each Purchased Mortgage Loan in accordance with Paragraph 3.  Seller shall cause all amounts to be paid in respect of the Takeout Commitments to be remitted by the Approved Takeout Investors directly to the Funding Account without any notice to or consent of Seller.  On each Repurchase Date which occurs pursuant to Paragraph 3(e) with respect to any Purchased Mortgage Loan, Buyer will apply the applicable amounts on deposit in the Funding Account to the unpaid Repurchase Price due to Buyer for such Purchased Mortgage Loan.  At any time upon or after the occurrence of an Event of Default,

Buyer, in its sole discretion, may apply the amounts on deposit in the Funding Account in accordance with the provisions of Paragraph 5(f).

(d)                                 [Reserved]

(e)                                  Operating Account.  The Operating Account shall be used for the purposes of (i) Seller’s payment of Price Differential and any other amounts owing to Buyer under this Agreement, the Side Letter or any other Transaction Document, (ii) Seller’s funding of the shortfall between the original outstanding balance of a Mortgage Loan and the Purchase Price paid by Buyer for that Mortgage Loan and (iii) Seller’s payment of any difference between the Repurchase Price and the amount received by Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Paragraph 3(f).   On or prior to the fourth (4th) Business Day prior to each Remittance Date, Buyer will notify Seller in writing of the Price Differential and other amounts due to Buyer on that Remittance Date.  On or prior to the Business Day preceding each Remittance Date, Seller shall deposit into the Operating Account an amount sufficient to pay such amounts due to Buyer on that Remittance Date.  On each Remittance Date, Buyer shall withdraw funds from amounts on deposit in the Operating Account to effect such payment to the extent of funds available.  In the event that the funds on deposit in the Operating Account are insufficient to pay the amounts due to Buyer in full, Seller shall pay the amount of the shortfall on the date such payment is due by wire transfer of such amount to the Operating Account.  At any time upon or after the occurrence of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Paragraph 5(f).

(f)                                   Application of Funds.  After the occurrence and during the continuance of an Event of Default, at such times as Buyer may direct in its sole discretion, Buyer shall apply all Income and such other amounts on deposit in all or any of the Accounts other than escrow amounts held in any account and required to be used for the payment of taxes and insurance on any Purchased Mortgage Loan (i) first, to pay all actual and reasonable costs and expenses incurred by Buyer in connection with or as a result of a Default or an Event of Default (including, without limitation, legal fees, consulting fees, accounting fees, file transfer and inventory fees, costs and expenses incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses incurred in connection with a disposition of the Purchased Mortgage Loans), (ii) second, to Buyer for the payment of all accrued and unpaid Price Differential for all Transactions, (iii) third, to Buyer for the payment of the aggregate remaining unpaid Repurchase Price then due and payable, (iv) fourth, to Buyer to be applied by Buyer to the payment of all other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents and (v) fifth, any remaining proceeds to Seller or other Person legally entitled thereto.

(g)                                  Income.  Where a particular Transaction’s term extends over the date on which Income is paid by the Mortgagor on any Purchased Mortgage Loan subject to that Transaction, that Income will be the property of Buyer until Seller has paid Buyer the full Repurchase Price in respect of such Transaction.  Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing and no Margin Deficit then exists, Buyer agrees that Seller or its designee shall be entitled to receive and retain that Income to the full extent it would be so entitled if the Purchased Mortgage Loans had not been sold to Buyer; provided that any

Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Mortgage Loans.  If a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists, as of the date Income is paid on a Purchased Mortgage Loan subject to a Transaction hereunder, if directed by Buyer, Seller shall cause such Income to be deposited directly into an account designated by Buyer.

(h)                                 Seller’s Obligations.  The provisions of this Paragraph 5 shall not relieve Seller from its obligations to pay the Repurchase Price on the applicable Repurchase Date and to satisfy any other payment obligation of Seller hereunder or under any other Transaction Document.

6.                                      Security Interest; Assignment of Takeout Commitments

(a)                                 Security Interest.  Although the parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness hereunder and under the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which Seller has rights or power to transfer rights and all of the Mortgage Assets in which Seller later acquires ownership, other rights or the power to transfer rights.  “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent Seller’s rights thereunder relate to the Purchased Mortgage Loans, (vii) all Hedging Arrangements relating to the Purchased Mortgage Loans and (viii) all proceeds of the foregoing.  Seller hereby authorizes Buyer to file such financing statements relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as Seller’s attorney-in-fact to take such other actions as Buyer deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize upon the Mortgage Assets.  Seller shall pay all fees and expenses associated with perfecting such Liens including, without limitation, the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages as and when required by Buyer in its sole discretion.

(b)                                 Assignment of Takeout Commitment.The sale of each Mortgage Loan to Buyer shall include Seller’s rights (but none of the obligations) under the applicable Takeout Commitment and Takeout Agreement to deliver the Mortgage Loan to the Approved Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Approved Takeout Investor.  Effective on and  after the Purchase Date for each Mortgage Loan purchased by Buyer hereunder, Seller assigns to Buyer, free and clear of any Lien, all of Seller’s right, title and interest in any applicable Takeout Commitment and Takeout Agreement for such Mortgage Loan; provided that Buyer shall not assume or be deemed to have assumed any of the obligations of Seller under any Takeout Agreement or Takeout Commitment.

7.                                      Conditions Precedent

(a)                                 Conditions Precedent to the Effectiveness of this Agreement.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

(i)                                     on or before the date hereof, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit E (other than those listed under the heading “Post-Closing Items”) in form and substance satisfactory to Buyer and its counsel;

(ii)                                  as of the date hereof, there has been no material adverse change in the financial condition of Seller or any Guarantor since the most recent financial statements of such Person delivered to Buyer;

(iii)                               as of the date hereof, no material action, proceeding or investigation shall have been instituted, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller or any Guarantor;

(iv)                              Seller shall have delivered to Buyer such other documents, opinions of counsel and certificates as Buyer may reasonably request;

(v)                                 Seller shall have established the Accounts at Financial Institution and shall have deposited the Required Amount to the Cash Pledge Account; and

(vi)                              on or before the date hereof, Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses (including, without limitation, due diligence fees and expenses and reasonable legal fees and expenses) required to be paid hereunder and under the other Transaction Documents.

(b)                                 Conditions Precedent to Each Transaction.  Buyer’s obligation to pay the Purchase Price for each Transaction shall be subject to the satisfaction of each of the following conditions precedent:

(i)                                     with respect to each Purchase Date, Seller shall have delivered to Buyer a Confirmation and the Loan Purchase Detail with respect to the Purchased Mortgage Loans subject to such Transaction;

(ii)                                  in the case of a Mortgage Loan subject to a Wet Funding, Buyer shall have received the documents described in items (i) through (iv) of the definition of Loan File, and, in the case of any other Mortgage Loan subject to such Transaction, Buyer shall have received the complete Loan File for such Mortgage Loan, in each case in form and substance satisfactory to Buyer;

(iii)                               no Default or Event of Default shall have occurred and be continuing;

(iv)                              no Margin Deficit shall exist either before or after giving effect to such Transaction;

(v)                                 this Agreement and each of the other Transaction Documents shall remain in full force and effect, and the Termination Date shall not have occurred;

(vi)                              each Mortgage Loan subject to such Transaction is an Eligible Mortgage Loan;

(vii)                           Seller shall have delivered evidence satisfactory to Buyer, in its sole discretion, that each Mortgage Loan subject to such Transaction is subject to a valid and binding Takeout Commitment or Hedging Arrangement, which may include a copy of the related Takeout Agreement or Hedging Arrangement;

(viii)                        each of Seller’s and each Guarantor’s representations and warranties in this Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to Buyer in connection therewith shall be true and correct on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates which are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct on and as of the date made), and Seller and each Guarantor shall have complied with all the agreements and satisfied all the conditions under this Agreement, each of the other Transaction Documents and the Mortgage Loan Documents to which it is a party on its part to be performed or satisfied at or prior to the related Purchase Date;

(ix)                              no Requirement of Law would prohibit the consummation of any transaction contemplated hereby, or would impose limits on the amounts that Buyer may legally receive or would impose a material tax or levy on such Transaction or the Purchase Price, Repurchase Price or any payments received in respect thereof;

(x)                                 no action, proceeding or investigation shall have been instituted, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of any Transaction contemplated hereby or seeking material damages against Buyer in connection with the transactions contemplated by the Transaction Documents;

(xi)                              after giving effect to such Transaction, as of the related Purchase Date for such Transaction, no Purchased Mortgage Loan subject to a Transaction has an Origination Date more than thirty (30) days prior to such Purchase Date;

(xii)                           Buyer shall have determined that the amounts on deposit in the Operating Account are sufficient to fund the difference between the Outstanding Principal Balance of the related Mortgage Loan and the Purchase Price to be paid by Buyer for the related Mortgage Loan, after taking into account the other obligations of Seller to be satisfied with the amounts on deposit in the Operating Account on such Purchase Date;

(xiii)                        after giving effect to such Transaction, the aggregate Purchase Price for all outstanding Transactions shall not exceed the Facility Amount;

(xiv)                       Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested;

(xv)                          Seller shall have deposited the amounts required by Paragraph 5 into the Cash Pledge Account; and

(xvi)                       Lending Tree Holdings Corp. shall have delivered its signature page to the Guaranty and a certificate of its Secretary as described on Exhibit E.

The acceptance by Seller of any Purchase Price proceeds shall be deemed to constitute a representation and warranty by Seller that the foregoing conditions have been satisfied.

8.                                      Change in Requirement of Law

(a)                                 If any Change in Requirement of Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Buyer (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)                                  impose on Buyer or the London interbank market any other condition affecting this Agreement or Transactions entered into by Buyer;

and the result of any of the foregoing shall be to increase the cost to Buyer of making or maintaining any purchase hereunder (or of maintaining its obligation to enter into any Transaction) or to increase the cost or to reduce the amount of any sum received or receivable by Buyer (whether of Repurchase Price, Price Differential or otherwise), then Seller will pay to Buyer such additional amount or amounts as will compensate Buyer for such additional costs incurred or reduction suffered.

(b)                                 If Buyer determines that any Change in Requirement of Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of Buyer’s holding company as a consequence of this Agreement or the purchases made by Buyer to a level below that which Buyer or Buyer’s holding company could have achieved but for such Change in Requirement of Law (taking into consideration Buyer’s policies with respect to capital adequacy), then from time to time Seller will pay to Buyer such additional amount or amounts as will compensate Buyer or Buyer’s holding company for any such reduction suffered.

(c)                                  A certificate of Buyer setting forth the amount or amounts necessary to compensate Buyer or its holding company, as the case may be, as specified in subparagraph (a) or (b) of this Paragraph shall be delivered to Seller and shall be conclusive absent manifest error.  Seller shall pay Buyer, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of Buyer to demand compensation pursuant to this Paragraph shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Paragraph for any increased costs or reductions incurred more than 270 days prior to the date that Buyer notifies Seller of the Change in Requirement of Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor; provided further that, if the Change in Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  If, within 10 days after receipt of notice from Buyer demanding compensation pursuant to this Paragraph (it being understood that a certificate described in clause (c) above shall constitute such notice for purposes hereof), Seller notifies Buyer that it declares the Termination Date in accordance with clause (i) of the definition of “Termination Date” (which Termination Date shall occur not less than 30 days following such notice from Seller to Buyer), Seller shall be entitled to receive a pro-rated refund of the “Commitment Fee” (as defined in the Side Letter) in the amount equal to the portion of the total Commitment Fee allocated to the period of time following the Termination Date declared pursuant to this clause (e) until October 29, 2010, calculated on a 364 day per year basis.  Such refund shall be paid to Seller on the Termination Date net of any amounts owed by Seller to Buyer or any other Indemnified Party as of the Termination Date.

9.                                      Segregation of Documents Relating to Purchased Mortgage Loans

All documents relating to Purchased Mortgage Loans in the possession of Seller shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement.  Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation.  All of Seller’s interest in the Purchased Mortgage Loans (including, without limitation, the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans or other Mortgage Loans with substantially identical terms to Seller pursuant to Paragraph 3 or 4.

10.                               Representations and Warranties.

(a)                                 To induce Buyer to enter into this Agreement and the Transactions hereunder, Seller represents and warrants as of the date of this Agreement and as of each Purchase Date that each of the following statements is and shall remain true and correct throughout the term of this Agreement and until all obligations, liabilities and indebtedness of Seller under this Agreement and the other Transaction Documents are paid in full.

(i)                                     Representations and Warranties Concerning Purchased Mortgage Loans.  By each delivery of a Confirmation, Seller shall be deemed, as of the Purchase Date of the described sale of each Purchased Mortgage Loan (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each date thereafter that such Purchased Mortgage Loan remains subject to this Agreement, to represent and warrant that each Purchased Mortgage Loan then sold to Buyer is an Eligible Mortgage Loan.

(ii)                                  Organization and Good Standing.  Each of Seller and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation or entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller or any such Subsidiary.  For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Seller or a Subsidiary transacts business.  Seller has no Subsidiaries except those identified by Seller to Buyer in Exhibit G.  With respect to Seller and each such Subsidiary, Exhibit G correctly states its name as it appears in its articles of formation filed in the jurisdiction of its organization, address, place of organization, each state in which it is qualified as a foreign corporation or entity, and in the case of the Subsidiaries, the percentage ownership (direct or indirect) of Seller in such Subsidiary.

(iii)                               Authority and Capacity.  Seller has all requisite power, authority and capacity to enter into this Agreement and each other Transaction Document and to perform the obligations required of it hereunder and thereunder.  This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles.  No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any Requirement of Law prior to the execution, delivery and performance of or compliance by Seller with this Agreement or any other Transaction Document or the consummation by Seller of any transaction contemplated thereby, except for those which have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Transaction Documents.  If Seller is a depository institution, this Agreement shall be maintained in Seller’s official records.

(iv)                              No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien of any nature upon the properties or assets of Seller, any of the terms, conditions or provisions of Seller’s organizational documents, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

(v)                                 Performance.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant which it is required to perform under this Agreement and the other Transaction Documents.

(vi)                              Ordinary Course Transaction.  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans to Buyer nor the pledge, assignment, transfer and granting of a security interest to Buyer in the Mortgage Assets, by Seller pursuant to this Agreement are subject to the bulk transfer or any similar Requirement of Law in effect in any applicable jurisdiction.

(vii)                           Litigation; Compliance with Laws.  There is no Litigation pending that could reasonably be expected to cause a Material Adverse Effect or that might materially and adversely affect the Mortgage Loans sold or to be sold pursuant to this Agreement.  Seller has not violated any Requirement of Law applicable to Seller which, if violated, would materially and adversely affect the Mortgage Loans to be sold pursuant to this Agreement or could reasonably be expected to cause a Material Adverse Effect.

(viii)                        Statements Made.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(ix)                                Approved Company.  Seller currently holds all approvals, authorizations and other licenses from the Approved Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to Buyer hereunder.

(x)                                   Fidelity Bonds.  Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Buyer and the successors and assigns of Buyer in the greater of (a) $500,000, (b) the amount required by the Approved Takeout Investor and (c) the amount required by any other Takeout Guidelines, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft, misappropriation, or errors or omissions.

(xi)                                Solvency.  As of the date hereof and immediately after giving effect to each Transaction hereunder, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller, and Seller is and, to the best of its knowledge, will be solvent, is, will be able and intends, to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Loans with any intent to hinder, delay or defraud any Person.

(xii)                             Reporting.  In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.  Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

(xiii)                          Financial Condition.  The balance sheets of Seller provided to Buyer pursuant to Paragraph 11(g) (and, if applicable, its Subsidiaries, on a consolidated and consolidating basis) as at the dates of such balance sheets, and the related statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Buyer, fairly present the financial condition of Seller and its Subsidiaries as of such dates and the results of its and their operations for the periods ended on such dates.  On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.  Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the date of such balance sheet, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller which (with or without notice or lapse of time or both) could reasonably be expected to result in any such Material Adverse Effect.

(xiv)                         Regulation U.  Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(xv)                            Investment Company Act.  Neither Seller nor any of its Subsidiaries is an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xvi)                         Agreements.  Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, materially or adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Paragraph 11(g).  None of Seller’s Subsidiaries is subject to any dividend restriction imposed by a Governmental Authority other than those under applicable statutory law.  Neither Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could reasonably be expected to result in a Material Adverse Effect.  No holder of any Debt of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller or the relevant Subsidiary within the cure period provided therein.  No Act of Insolvency with respect to Seller or any of its Subsidiaries or any of their respective properties is pending, contemplated or, to the knowledge of Seller, threatened.

(xvii)                      Title to Properties.  Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Paragraph 11(g), and all such properties and assets are free and clear of all Liens except (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other similar matters to which like properties and assets are commonly subject that do not materially interfere with the use of the property or asset as it is currently being used and (iii) such other Liens as are disclosed in such financial statements and not prohibited under this Agreement.

(xviii)                   ERISA.  If applicable, all plans (“Plans”) of a type described in Paragraph 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Paragraph 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Paragraph 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Paragraphs 4062, 4063, 4064, 4201 or 4204 of ERISA.  No proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Paragraphs of ERISA.  No Plan or trust forming a part thereof has been terminated since December 1, 1974.

(xix)                           Proper Names.  Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Buyer, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing.  The only names used by Seller in its tax returns for the last ten years are set forth in Exhibit K.

(xx)                              No Undisclosed Liabilities.  Other than as disclosed in the financial statements delivered pursuant to Paragraph 11(g), Seller does not have any liabilities or Debt, direct or contingent.

(xxi)                           Tax Returns and Payments.  All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, which are, or should be, shown to be due and payable on such tax returns have been paid, including, without limitation, all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied.  The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Paragraph 11(g) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

(xxii)                        No Warrants; Shares Valid, Paid and Non-assessable.  Seller has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities (or other equity equivalent).  The outstanding shares of capital stock (or other equity equivalent) of Seller have been duly authorized and validly issued and are fully paid and non-assessable.

(xxiii)                     Credit Information.  Seller has full right and authority and is not precluded by law or contract from furnishing to Buyer the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Mortgage Loan sold hereunder, and Buyer will not be precluded from furnishing such materials to the related Approved Takeout Investor by such laws.  Neither the foregoing nor any other provision of this Agreement or any other Transaction Document shall be construed to impose any obligation on Buyer to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

(xxiv)                    No Discrimination.  Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law.  Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act.  Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases.  In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

(xxv)                       Home Ownership and Equity Protection Act.  There is no Litigation, proceeding or governmental investigation existing or pending, or any order, injunction or decree outstanding against or relating to Seller, relating to any violation of the Home

Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

(xxvi)                    Place of Business and Formation.  The principal place of business of Seller is located at the address set forth for Seller in Paragraph 15.  As of the date hereof, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Paragraph 15.  As of the date hereof, Seller’s jurisdiction of organization is the state specified in Paragraph 15.

(xxvii)                 No Adverse Selection.  Seller used no selection procedures that identified the Purchased Mortgage Loans offered to Buyer for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

(xxviii)              MERS.  Seller and each Approved Takeout Investor is a member of MERS in good standing.

(xxix)                      Principal.  Seller is engaging in the Transactions as a principal.

(xxx)                         No Default.  No Default or Event of Default has occurred.

(xxxi)                      National City Bank.  No Mortgage Assets or proceeds thereof are maintained at or deposited into any account maintained at National City Bank.

(b)                                 Mortgage Loan Representations.  Seller represents and warrants to Buyer that (i) each Purchased Mortgage Loan is an Eligible Mortgage Loan on and as of the Purchase Date therefor, (ii) each Mortgage Loan to be transferred from Seller to Buyer as an Additional Purchased Mortgage Loan is an Eligible Mortgage Loan on and as of the date of transfer thereof and (iii) each Purchased Mortgage Loan identified as an Eligible Mortgage Loan by Seller in any report or other information delivered to Buyer is an Eligible Mortgage Loan.  Seller further makes the representations and warranties regarding each Purchased Mortgage Loan (including each Additional Purchased Mortgage Loan) as are set forth in Exhibit B.

(c)                                  Survival of Representations.  All the representations and warranties made by Seller to Buyer in this Agreement are binding on Seller regardless of whether the subject matter thereof was under the control of Seller or a third party.  Seller acknowledges that Buyer will rely upon all such representations and warranties with respect to each Purchased Mortgage Loan purchased by Buyer hereunder, and Seller makes such representations and warranties in order to induce Buyer to purchase the Mortgage Loans.  The representations and warranties by Seller in this Agreement with respect to a Purchased Mortgage Loan shall be unaffected by, and shall supersede and control over, any provision in any existing or future endorsement of any Purchased Mortgage Loan or in any assignment with respect to such Purchased Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.  All Seller representations and warranties shall survive delivery of the Loan Files and the Confirmations, purchase by Buyer of Purchased Mortgage Loans, transfer of the servicing for the Purchased Mortgage Loans to a successor servicer, delivery of Purchased Mortgage Loans to an Approved Takeout Investor, repurchases of the Purchased Mortgage Loans by Seller and termination of this Agreement. The representations and warranties of Seller in this Agreement shall inure to the benefit of Buyer and its successors and assigns, notwithstanding any examination by Buyer of any Mortgage Loan Documents, related files or other documents delivered to Buyer.

11.                               Seller’s Covenants.

Seller shall perform, and shall cause each of its Subsidiaries to perform, the following duties at all times during the term of this Agreement:

(a)                                  Maintenance of Existence; Conduct of Business.  Seller and each of its Subsidiaries shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including without limitation its eligibility as lender, seller/servicer and issuer described under Paragraph 10(a)(ix); and each of Seller and its Subsidiaries shall conduct its business in an orderly and efficient manner and shall keep adequate books and records of its business activities, and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement, except that Seller and HLC Escrow shall be permitted to enter into the mortgage loan closing, escrow, title insurance and settlement business.  Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP.  Seller shall remain a member of MERS in good standing.

(b)                                 Compliance with Applicable Laws.  Seller and each of its Subsidiaries shall comply with all Requirements of Law, a breach of which could affect the Mortgage Loans to be sold pursuant to this Agreement or that could reasonably expect to result in a Material Adverse Effect, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor.  Seller and each of its Subsidiaries shall comply with all Requirements of Law applicable to it and the Purchased Mortgage Loans or any part thereof (including, without limitation, any Agency Guidelines, all anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, the GLB Act and all consumer protection laws and regulations).

(c)                                  Inspection of Properties and Books.  Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, all at Seller’s expense and at such reasonable times as Buyer may request.  Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries.  Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

(d)                                 Notices.  Seller will promptly notify Buyer of the occurrence of any of the following and shall provide such additional documentation and cooperation as Buyer may request with respect to any of the following:

(i)                                     any change in Seller’s, any of its Subsidiary’s or any Guarantor’s business address and/or telephone number;

(ii)                                  any merger, consolidation or reorganization of Seller, any of its Subsidiaries or any Guarantor, or any changes in the ownership of Seller, any of its Subsidiaries or any Guarantor by direct or indirect means.  “Indirect” means any change in ownership of a controlling interest of the relevant Person’s direct or indirect parent;

(iii)                               any change of the name or jurisdiction of organization of Seller, any of its Subsidiaries or any Guarantor;

(iv)                              any significant adverse change in the financial position of Seller, any of its Subsidiaries or any Guarantor;

(v)                                 entry of any court judgment or regulatory order in which Seller, any Subsidiary of Seller or any Guarantor is or may be required to pay a claim or claims which could have a material adverse effect on the financial condition of Seller, any of Seller’s Subsidiaries or any Guarantor, on Seller’s or any Guarantor’s ability to perform its obligations under any Transaction Document, or on the ability of Seller, any Subsidiary of Seller or any Guarantor to continue its operations in a manner similar to its current operations;

(vi)                              the filing of any petition, claim or lawsuit against Seller, any of Seller’s Subsidiaries or any Guarantor which could have a material adverse effect on the financial condition of Seller, any Subsidiary of Seller or any Guarantor, on Seller’s or any Guarantor’s ability to perform its obligations under any Transaction Document, or on the ability of Seller, any Subsidiary of Seller or any Guarantor to continue its operations in a manner similar to its current operations;

(vii)                           Seller, any Subsidiary of Seller or any Guarantor admits to committing, or is found by a court or similar body with the appropriate jurisdiction to have committed, a material violation of any Requirement of Law relating to its business operations, including but not limited to, its loan generation, sale or servicing operations;

(viii)                        the initiation of any investigations, audits, examinations or reviews of Seller, any Subsidiary of Seller or any Guarantor by any Agency, Governmental Authority, trade association or consumer advocacy group relating to the Origination, sale or servicing of mortgage loans by Seller, any Subsidiary of Seller or any Guarantor or the business operations of Seller, any Subsidiary of Seller or any Guarantor, with the exception of normally scheduled audits or examinations by the regulators of Seller, any Subsidiary of Seller or any Guarantor;

(ix)                                any disqualification or suspension of Seller, any Subsidiary of Seller or any Guarantor by an Agency, including any notification or knowledge, from any source,

of any disqualification or suspension, or any warning of any such disqualification or suspension or impending disqualification or suspension;

(x)                                   the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guidelines, disqualify or suspend Seller, any Subsidiary of Seller or any Guarantor as a seller or servicer, including, but not limited to, those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide;

(xi)                                the filing, recording or assessment of any valid federal, state or local tax Lien against it, any Subsidiary of Seller or any Guarantor, or any of its, any such Subsidiary’s or any Guarantor’s assets;

(xii)                             the occurrence of any Event of Default hereunder or the occurrence of any Default,

(xiii)                          the suspension, revocation or termination of any licenses or eligibility as described under Paragraph 10(a)(ix) of Seller, any Subsidiary of Seller or any Guarantor,

(xiv)                         any other action, event or condition of any nature which could reasonably be expected to result in a Material Adverse Effect or which, with or without notice or lapse of time or both, will constitute a default under any other agreement, instrument or indenture to which Seller, any Subsidiary of Seller or any Guarantor is a party or to which its properties or assets may be subject; or

(xv)                            any alleged breach by Buyer of any provision of this Agreement or of any of the other Transaction Documents.

(e)                                  Payment of Debt, Taxes, etc.

(i)                                     Seller shall pay and perform all obligations and Debt of Seller, and cause to be paid and performed all obligations and Debt of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller, its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise which, if unpaid, might become a Lien upon such properties or any part thereof; provided, however, that Seller and its Subsidiaries shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller or its Subsidiaries shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending; and provided further that book reserves adequate under GAAP shall have been established with respect thereto.

(ii)                                  (A)                              All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding taxes imposed on (or measured by) its net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due.  If Seller is required by Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(B)                                In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(C)                                Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this subparagraph, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(D)                               Any assignee of Buyer that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans hereunder.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (x) the third anniversary of the prior submission or (y) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this subparagraph (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Paragraph 11(e) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(E)                                 Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Paragraph 11(e) shall survive the termination of this Agreement.  Nothing contained in this Paragraph 11(e) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(F)                                 Each Party acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes only, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Mortgage Loans and that the Mortgage Loans are owned by Seller in the absence of an Event of Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(f)                                    Insurance.  Seller shall, and shall cause its Subsidiaries to, maintain (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy prevailing Agency Guidelines requirements applicable to a qualified mortgage originating institution; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (c) within thirty (30) days after notice from Buyer, obtain such additional insurance as Buyer shall reasonably require, all at the sole expense of Seller.  Photocopies of such policies shall be furnished to Buyer without charge upon obtaining such coverage or any renewal of or modification to such coverage.

(g)                                 Financial Statements and Other Reports.  Seller shall deliver or cause to be delivered to Buyer:

(i)                                     As soon as available and in any event not later than 30 days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of Seller, and, if applicable, Seller’s Subsidiaries, on a consolidated and consolidating basis for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the chief financial officer of Seller, subject, however, to normal year-end audit adjustments;

(ii)                                  As soon as available and in any event not later than 90 days after Seller’s and Parent’s fiscal year end, statements of income, changes in stockholders’ equity and cash flows of Seller, Parent and, if applicable, their respective Subsidiaries, on a consolidated basis for the preceding fiscal year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Buyer and prepared by an accounting firm reasonably satisfactory to Buyer, or other independent certified public accountants of recognized standing selected by Seller or Parent, as applicable, and, in each case, acceptable to Buyer, as to said financial statements and a certificate signed by the chief financial officer of Seller or Parent, as applicable, stating that said financial statements fairly present the financial condition, results and cash flows of operations of Seller or Parent, as applicable (and, if applicable, Seller’s or Parent’s Subsidiaries on a consolidated basis) as at the end of, and for, such year;

(iii)                               Together with each delivery of financial statements required in this Paragraph, Compliance Certificates executed by each chief financial officer of Seller and Parent;

(iv)                              Photocopies of all regular or periodic financial and other reports, if any, which Seller, any Guarantor or any Subsidiary of Seller or any Guarantor shall file with the SEC or any other Governmental Authority, not later than five (5) days after filing,

(v)                                 Photocopies of any audits completed by any Agency of Seller, any Guarantor or any of their Subsidiaries, not later than five (5) days after receiving such audit;

(vi)                              Not less frequently than once every week (and more often if requested by Buyer), a report in form and substance satisfactory to Buyer summarizing the Hedging Arrangements then in effect with respect to all Mortgage Loans then owned by Buyer and interim serviced by Seller (or a Successor Servicer);

(vii)                           On each Business Day, a data tape for Purchased Mortgage Loans including the information described on Exhibit I and such other information requested by Buyer from time to time; and

(viii)                        From time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller and any Guarantor as Buyer may reasonably request.

(h)                                 Limits on Distributions.  Seller shall not, and shall not permit any of its Subsidiaries to, pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding, except that, so long as no Default or Event of Default exists at such time or will occur as a result of such payment, Seller and its Subsidiaries may pay Permitted Dividends.

(i)                                     Use of Chase’s Name.  Seller shall and shall cause its Subsidiaries to, confine its use of Buyer’s logo and the “JPMorgan” and “Chase” names to those uses specifically authorized by Buyer in writing.   Except where required by the federal Real Estate Settlement Procedures Act or HUD’s Regulation X thereunder, or the Helping Families Save Their Homes Act of 2009, as amended from time to time, in no instance may Seller or any of its Subsidiaries disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s Mortgage Loan will be offered for sale to Buyer.  None of Seller or its Subsidiaries may use Buyer’s name or logo to obtain any mortgage-related services without the prior written consent of Buyer.

(j)                                     Reporting.  In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.

(k)                                  Transactions with Affiliates.  Seller will not and will not permit any of its Subsidiaries to (i) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Seller’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to Seller or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this Paragraph 11 to any Affiliate.

(l)                                     Defense of Title; Preservation of Mortgage Assets.  Seller warrants and will defend the right, title and interest of Buyer in and to all Mortgage Assets against all adverse claims and demands of all Persons whomsoever.  Seller shall do all things necessary to preserve the Mortgage Assets so that such Mortgage Assets remain subject to a first priority perfected Lien hereunder. Without limiting the foregoing, Seller will comply with all Requirements of Law applicable to Seller or relating to the Mortgage Assets and cause the Mortgage Assets to comply with all applicable Requirements of Law.  Seller will not allow any default to occur for which Seller is responsible under any Mortgage Assets or any Transaction Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Mortgage Assets and the Transaction Documents.

(m)                               Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any of its Subsidiaries to Transfer all or substantially all of its assets to any Person; provided, that Seller may, after at least ten (10) days’ prior written notice to Buyer, allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.

(n)                                 No Amendment or Compromise.  Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Mortgage Loans, any related rights or any of the Transaction Documents.

(o)                                 Loan Determined to be Defaulted or Defective.  Upon discovery by Seller that any Purchased Mortgage Loan is a Defaulted Loan or a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Buyer.

(p)                                 Further Assurances.  Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Transaction Documents, to perfect the interests of Buyer in the Mortgage Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

(q)                                 Hedging Arrangements.  Seller shall maintain Hedging Arrangements with respect to all Mortgage Loans not the subject of Takeout Commitments reasonably satisfactory to Buyer, with Persons reasonably satisfactory to Buyer, in order to mitigate the risk that the Market Value of any such Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Mortgage Loan is purchased by an Approved Takeout Investor or repurchased by Seller.

(r)                                    No Loans or Investments Except Approved Investments.  Sellers shall not and shall not permit any of its Subsidiaries to, make or permit to remain outstanding any loans or advances to, or investments in, any Person, except that the foregoing restriction shall not apply to:

(i)                                     investments in Cash Equivalents; and

(ii)                                  investments not to exceed $1,000,000 in the aggregate without Buyer’s prior written consent.

(s)                                  No Guaranties.  Without the prior written consent of Buyer, Seller shall not, and shall not permit any of its Subsidiaries to, guaranty any Debt other than Debt incurred by a Subsidiary for a warehouse or repurchase facility for Mortgage Loans.

(t)                                    Mortgage Loans.  Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines in effect on the date hereof.  Seller will not change its underwriting guidelines in any material respect without the prior written consent of Buyer.

(u)                                 No Mergers, Acquisitions, Subsidiaries.  Seller will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any entity (unless Seller is the surviving entity and any of Seller’s Subsidiaries may merge with or into Seller), consolidate, acquire any interest in any Person or create, form or acquire any Subsidiary not listed in Exhibit G.

(v)                                 UCC.  Seller will not change its name, identity, corporate structure or location (within the meaning of Paragraph 9-307 of the UCC) unless it shall have (i) given Buyer at least forty-five (45) days’ prior written notice thereof and (ii) delivered to Buyer all financing statements, amendments, instruments, legal opinions and other documents requested by Buyer in connection with such change.  Seller will keep its principal place of business and chief executive office at 163 Technology Drive, Irvine, CA 92618, and the office where it maintains any physical records of the Purchased Mortgage Loans at a corporate facility of Seller, or, in any such case, upon thirty (30) days’ prior written notice to Buyer, at another location within the United States.

(w)                               Takeout Commitments.  Except to the extent superseded by this Agreement, Seller covenants that it shall continue to perform all of its duties and obligations to the Approved Takeout Investor, under any applicable Takeout Commitment and Takeout Agreement and otherwise, with respect to a Purchased Mortgage Loan as if such Mortgage Loan were still owned by Seller and to be sold directly by Seller to the Approved Takeout Investor pursuant to such Takeout Commitment on the date provided therein without the intervening ownership of Buyer pursuant to this Agreement.  Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Buyer in the Loan File) and all other documents and information that may have been required or requested by the Approved Takeout Investor, and Seller shall make all representations and warranties required to be made to the Approved Takeout Investor under the applicable Takeout Commitment and Takeout Agreement.

(x)                                   Financial Covenants.

(i)                                     Leverage Ratio.  Seller shall not permit the Leverage Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis) to exceed 10 to 1 computed as of the end of each calendar month.

(ii)                                  Minimum Adjusted Tangible Net Worth.  Seller shall not permit the Adjusted Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than $44,000,000.

(iii)                               Minimum Current Ratio.  Seller shall not permit the Current Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than 1.05 to 1.

(iv)                              Maintenance of Liquidity.  Seller shall:

(A)                              maintain at all times unencumbered Liquidity in an amount greater than or equal to 3% of actual total assets; and

(B)                                maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under this Agreement constitutes no more than 50% of Seller’s aggregate Available Warehouse Facilities.

(v)                                 Net Income.  As of the end of each calendar month, Seller shall not permit its net income before taxes, for the period including such calendar month and the eight calendar months ending immediately prior to such calendar month, to be less than $1.00.

(vi)                              Maximum Warehouse Capacity Ratio.  Seller shall not permit the Maximum Warehouse Capacity Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis) to exceed 30 to 1 computed as of the end of each calendar month.

(vii)                           Wholesale Originations.  Seller shall Originate no more than 20% of its total Mortgage Loan originations in any calendar month through wholesale or broker originations.

(viii)                        Net Losses.  Seller shall not permit:

(A)                              its net loss before taxes, for any calendar quarter, to be greater than $2,500,000; or

(B)                                any net loss before taxes to occur for any two consecutive calendar quarters.

(y)                                 Government Regulation.  Seller shall not (1) be or become subject at any time to any Requirement of Law (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Buyer from making any advance or extension of credit to Seller or from otherwise conducting business with Seller, or (2) fail to provide documentary and other evidence of Seller’s identity as may be requested by Buyer at any time to enable Buyer to verify Seller’s identity or to comply with any applicable Requirement of Law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(z)                                   National City Bank.  At no time shall Seller permit any Mortgage Assets or proceeds thereof to be maintained at or deposited into any account maintained at National City Bank.

(aa)                            Management Change.  Seller will notify Buyer in writing within thirty (30) days after any of Douglas Lebda, Matthew Packey or David Norris shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of, chairman and chief executive officer of the Parent, chief financial officer of the Parent or president of the Seller, respectively (such an occurrence being referred to herein as a “Change in Management”).  If Buyer reasonably disapproves of any Change in Management, Buyer shall give written notice of its disapproval within thirty (30) days after its receipt of Seller’s notice together with Buyer’s recommendations for resolving such Management Change to Buyer’s satisfaction.  If Seller does not resolve such Change in Management to Buyer’s satisfaction within thirty (30) days after Buyer’s notice of disapproval, Buyer may accelerate the Termination Date by giving written notice of the accelerated Termination Date to Seller.  If any successor satisfactory to Buyer shall have been elected or appointed in connection with a Change in Management, then the name of such successor or successors shall be deemed to have been inserted in place of Douglas Lebda, Matthew Packey, or David Norris, as applicable, in this paragraph.

12.                               Events of Default; Remedies.

(a)                                  Each of the following events shall, upon the occurrence and continuance thereof, be an “Event of Default”:

(i)                                     Seller fails to remit any Price Differential, Income, fees, Repurchase Price, escrow payment or any other amount due to Buyer pursuant to the terms hereof or any other Transaction Document or fails to cure any Margin Deficit as provided in Paragraph 4; or

(ii)                                  Seller fails to repurchase any Purchased Mortgage Loan at the time and for the amount required hereunder; or

(iii)                               (A) any representation or warranty made by Seller or any Guarantor in connection with this Agreement or any other Transaction Document or contained herein or therein is inaccurate or incomplete on or as of the date made or hereafter becomes untrue or (B) any information contained in any written statement, report, financial statement or certificate made or delivered by Seller or any Guarantor (either before or after the date hereof) to Buyer pursuant to the terms of any Transaction Document is untrue or incorrect as of the date when made or deemed made; or

(iv)                              Seller shall fail in the observance or performance of any duty, responsibility or obligation imposed by or set forth in Paragraph:

(A)                              11(c) (Inspection of Properties and Books);

(B)                                11(h) (Limits on Distributions);

(C)                                11(o) (Loan Determined to be Defaulted or Defective);

(D)                               11(x) (Financial Covenants); or

(v)                                 Any Guarantor shall fail in the observance or performance of any duty, responsibility or obligation imposed by or set forth in Paragraph 4(c) (Inspection of Properties and Books) of the Guaranty; or

(vi)                              Seller or any Guarantor, as applicable, shall fail in the observance or performance of any other duty, responsibility or obligation contained in the Transaction Documents (other than the other “Events of Default” identified in this Paragraph 12), and such failure continues unremedied for a period of five (5) days; or

(vii)                           any Act of Insolvency occurs with respect to Seller, any Guarantor, or any Subsidiary of Seller or any Guarantor (other than HLC Escrow); or

(viii)                        one or more judgments or decrees are entered against Seller, any Guarantor or any Subsidiary of Seller or any Guarantor (other than HLC Escrow) involving claims not paid or not fully covered by insurance and all such judgments or decrees are not vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from entry thereof; or

(ix)                                any Agency, or private investor, or any other Person seizes or takes control of the servicing portfolio of Seller, any of its Subsidiaries, any Subservicer, any Guarantor or any Subsidiary of any Guarantor, for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever; or

(x)                                   any Agency or Governmental Authority revokes or materially restricts the authority of Seller, any of Seller’s Subsidiaries, any Subservicer, any Guarantor or any Subsidiary of any Guarantor to Originate, purchase, sell or service Mortgage Loans, or

Seller, any of Seller’s Subsidiaries, any Subservicer, any Guarantor or any Subsidiary of any Guarantor shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency; or

(xi)                                there is a default (which has not been cured within the applicable cure period, if any) under any agreement, if any, that Seller or any Guarantor, or any of their respective Affiliates or Subsidiaries, has entered into with Buyer, or any of its Affiliates or Subsidiaries; or

(xii)                             Seller, any Guarantor or any of their respective Subsidiaries (other than HLC Escrow) fails to pay when due any other Debt in excess of $1,000,000 individually or in the aggregate beyond any period of grace provided, or there occurs any breach or default (which has not been cured within the applicable cure period, if any), with respect to any material term of any such Debt, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Debt of such Person to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(xiii)                          there is a Material Adverse Effect; or

(xiv)                         Seller, any Guarantor or any of their respective Subsidiaries defaults under any mortgage loan repurchase arrangement similar to this Agreement, including off balance sheet repurchase arrangements, or under any warehouse lending arrangement, including off balance sheet warehouse lending arrangements, which it may have with any other Person, beyond any applicable notice and grace periods; or

(xv)                            (A)  Seller or any Guarantor shall assert that any Transaction Document is not in full force and effect or shall otherwise seek to terminate or disaffirm its obligations under any such Transaction Document at any time following the execution thereof or (B) any Transaction Document ceases to be in full force and effect, or any of Seller’s or any Guarantor’s material obligations under any Transaction Document shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller or any Guarantor; or

(xvi)                         any Governmental Authority or any Person acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, any of its Subsidiaries, any Subservicer, any Guarantor or any Subsidiary of any Guarantor, or shall have taken any action to displace the management of Seller, any of its Subsidiaries, any Guarantor or any Subsidiary of any Guarantor or to curtail its authority in the conduct of the business of Seller, any of its Subsidiaries (other than HLC Escrow), any Guarantor or any Subsidiary of any Guarantor (other than HLC Escrow), or to restrict the payment of dividends to Seller by any Subsidiary of Seller (other than HLC Escrow), and such action shall not have been discontinued or stayed within thirty (30) days; or

(xvii)                      any Guarantor defaults under its Guaranty, or a default or an event of default shall have occurred under any other Transaction Document; or

(xviii)                   any Change in Control of Seller, any of its Subsidiaries or any Guarantor shall have occurred without Buyer’s prior written consent or a material change in the management of Seller, any of its Subsidiaries or any Guarantor shall have occurred which has not been approved by Buyer in writing; or

(xix)                           without the Buyer’s prior written consent, any of Douglas Lebda, Matthew Packey or David Norris shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of, chairman and chief executive officer of the Parent, chief financial officer of the Parent or president of the Seller, respectively, or, if such cessation shall occur as a result of death or disability, no successor satisfactory to Buyer, in its reasonable judgment, shall have become, and shall have commenced to perform the duties of chairman and chief executive officer of the Parent, chief financial officer of the Parent or president of the Seller, respectively, within ninety (90) days after such cessation; provided that if any such satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, then the name of such successor or successors shall be deemed to have been inserted in place of Douglas Lebda, Matthew Packey, or David Norris, as applicable, in this paragraph; or

(xx)                              any failure by Seller to deliver assignments executed in blank to Buyer or its designee for any Purchased Mortgage Loan within five (5) Business Days following any termination of Seller’s MERS membership; or

(xxi)                           the initiation of any investigation or proceeding of Seller or any Guarantor by any Governmental Authority related to allegations of misconduct or wrongdoing, which is reasonably likely to have a material effect on Seller’s or any Guarantor’s ability to perform its obligations under this Agreement or the other Transaction Documents;  provided, that Seller is not otherwise prohibited from disclosing the fact of the investigation; or

(xxii)                        the Pension Benefit Guaranty Corp. shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller, any Guarantor or any of their respective Subsidiaries; or

(xxiii)                     Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended;

(xxiv)                    Buyer shall fail to have a valid and perfected first priority security interest in any of the Purchased Mortgage Loans, including the Servicing Rights thereto, and other Mortgage Assets, in each case free and clear of any other Lien;

(xxv)                       Seller shall have failed to deliver to Buyer opinions of counsel substantially in the form of Exhibit F and in form and substance reasonably satisfactory to Buyer and its counsel by November 29, 2009; or

(b)                                 If an Event of Default occurs and is continuing, then, Buyer may, at its option by written notice to Seller (i) declare the Repurchase Date for each outstanding Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise, such Transaction shall be deemed immediately canceled), (ii) terminate and replace Seller as interim servicer with respect to any Mortgage Assets at the cost and expense of Seller, (iii) direct Seller to cause all Income to be transferred into an account specified by the Buyer within one (1) Business Day after receipt by Seller or any Subservicer, (iv) direct or cause Seller to direct, all Mortgagors to remit all Income directly to an account specified by Buyer and (v) terminate any commitment of Buyer to purchase Mortgage Loans under this Agreement.

(c)                                  If Buyer has exercised the option referred to in Paragraph 12(b)(i), then (i) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions on the Repurchase Date determined in accordance with Paragraph 12(b)(i) shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of (i) the Pricing Rate for such Transaction and (ii) 2.0% plus the Prime Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to Paragraph 12(b)(i) (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to clause (iii) or clause (iv) of this Paragraph and (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to Paragraph 12(d), on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by Buyer and shall be applied to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (iv) in accordance with Paragraphs 4 and 5, all amounts on deposit in the Accounts, shall be applied by Buyer to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (v) Seller shall, if directed by Buyer in writing, immediately deliver to Buyer any documents then in Seller’s possession relating to any Purchased Mortgage Loans subject to such Transactions, (iv) Buyer may, by notice to Seller, declare the Termination Date to have occurred.

(d)                                 Upon the occurrence of any Event of Default, without prior notice to Seller, Buyer may (A) immediately sell, on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents.

The proceeds of any disposition described above shall be applied first, to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of

Default (including, without limitation, legal fees, consulting fees, accounting fees, file transfer and inventory fees, costs and expenses incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses incurred in connection with a disposition of the Purchased Mortgage Loans); second, to costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth, to the remaining aggregate Repurchase Prices owed hereunder; fifth, to any other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents, and sixth, any remaining proceeds shall be paid to Seller or other Person legally entitled thereto.

The parties acknowledge and agree that (1) the Purchased Mortgage Loans subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Mortgage Loans, Buyer may establish the source therefor in its sole discretion, (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Mortgage Loans) and (4) in soliciting price, bid and offer quotations for any Purchased Mortgage Loan, it is reasonable for Buyer to use only the information provided by Seller on the daily data tape pursuant to Paragraph 11(g)(vii).  The parties further recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid at such time.  In view of the nature of the Purchased Mortgage Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Mortgage Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of Buyer.

(e)           Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions determined in good faith) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(f)            To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by or on behalf of Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller to Buyer under this Paragraph 12(f) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction and the Prime Rate.

(g)           If an Event of Default occurs, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement entered into in connection with the Transactions contemplated by this Agreement, under applicable law or in equity.

(h)           Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.

13.                               Interim Servicing of the Purchased Mortgage Loans

(a)                                 As a condition of purchasing an Eligible Mortgage Loan, Buyer hereby engages Seller to interim service such Purchased Mortgage Loan as agent for Buyer for a term of thirty (30) days during the Post Origination Period (the “Interim Servicing Term”), which is renewable as provided in clause (vi) below, on the following terms and conditions:

(i)            Seller shall interim service and temporarily administer the Purchased Mortgage Loan on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Agreement and the Approved Takeout Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Agreement is not voided or reduced by such interim servicing and temporary administration;

(ii)           If any Eligible Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a “Subservicer”), or if the interim servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related subservicing agreement and a Subservicer Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Buyer prior to such Purchase Date or interim servicing transfer date, as applicable.  Each such Subservicing Agreement shall be in form and substance acceptable to Buyer.  In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Purchased Mortgage Loans, which consent may be withheld in Buyer’s sole discretion.  In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were interim servicing such Purchased Mortgage Loans directly.  Any termination of Seller as interim servicer shall automatically terminate each Subservicer.  In the event that any Agency or Governmental Authority revokes or materially restricts any Subservicer’s authority to originate, sell or service Mortgage Loans, or any Subservicer shall fail to meet all requisite originator, seller and servicer eligibility qualifications promulgated by any Agency, Buyer may direct Seller to immediately terminate such Subservicer as a subservicer of any or all of the Purchased Mortgage Loans and Seller shall promptly cause the termination of such Subservicer as directed by Buyer.

(iii)          Seller acknowledges that it has no right, title or interest in the Servicing Rights for any Purchased Mortgage Loan, and agrees that Seller may not transfer or assign any rights to master service, service, interim service, subservice or administer any Purchased Mortgage Loan prior to Seller’s repurchase thereof from Buyer (by payment to Buyer of the Repurchase Price on the applicable Repurchase Date) other than an interim servicing transfer to a Subservicer approved by Buyer pursuant to a Subservicing Agreement approved by Buyer as described above in this Paragraph.

(iv)          Seller shall deliver all physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all of the related Servicing Records that are not already in Buyer’s possession, to Buyer’s designee upon the earliest of (w) the occurrence of a Default or Event of Default hereunder, (x) the termination of Seller as interim servicer by Buyer pursuant to Paragraph 13(a)(v), (y) the expiration (and non-renewal) of the Interim Servicing Term, or (z) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.  Seller’s transfer of the Servicing Records and the physical and such contractual servicing materials, files and records under this Paragraph shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(v)           Buyer shall have the right to terminate Seller as interim servicer of any of the Purchased Mortgage Loans, which right shall be exercisable at any time in Buyer’s sole discretion, upon written notice.

(vi)          The Interim Servicing Term will be deemed renewed on each Remittance Date succeeding the related Purchase Date unless (i) Seller has previously been terminated as interim servicer of all of the Purchased Mortgaged Loans or (ii) an Event of Default has occurred on or before such Remittance Date, in which latter event the Interim Servicing Term will expire on such Remittance Date unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term.

(vii)         The Interim Servicing Term will automatically terminate and Seller shall have no further obligation to interim service such Purchased Mortgage Loan as agent for Buyer or to make the delivery of documents required under this Paragraph, upon receipt by Buyer of the Repurchase Price therefor.

(viii)        Buyer has no obligation to pay Seller a fee for the interim servicing obligations Seller agrees to assume hereunder, no fee or other compensation will ever accrue or be or become owing, due or payable for or on account of such interim servicing, and such interim servicing rights have no monetary value.

(b)                                During the period Seller is interim servicing the Purchased Mortgage Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Servicing Rights, Credit Files and Servicing Records and Seller shall at all times maintain and safeguard, and cause any Subservicer to maintain and safeguard, the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its interim servicing of the Purchased Mortgage Loan; Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of interim servicing such Purchased Mortgage Loans and such retention and possession by Seller being in a temporary custodial capacity only.

(c)                                 Seller further covenants as follows:

(i)            Buyer may, at any time during Seller’s business hours on reasonable notice (provided that upon or during the occurrence of a Default or Event of Default, no such notice shall be required), examine and make copies of all such documents and records relating to interim servicing and administration of the Purchased Mortgage Loans;

(ii)           At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being interim serviced by Seller, which reports shall include, but shall not be limited to, a description of any event that would cause the Purchased Mortgage Loan to become a Defaulted Loan or a Defective Mortgage Loan or any other circumstances that could cause a material adverse effect on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller;

(iii)          Seller shall immediately notify Buyer if it becomes aware of any payment default that occurs under the Purchased Mortgage Loan or any default under any Subservicing Agreement that would materially and adversely affect any Purchased Mortgage Loan subject thereto; and

(iv)          If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Mortgage Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to the Funding Account and includes wiring instructions therefor.

(d)                                Seller shall release its custody of the contents of any Credit File and any Loan File only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to Seller’s servicing of the Purchased Mortgage Loan, or is required to complete the Takeout Funding or comply with the Takeout Guidelines, or (iii) as required by any Requirements of Law.

(e)                                 Buyer reserves the right to appoint a successor interim servicer, or a regular servicer, at any time to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion.  If Buyer elects to make such an appointment after the occurrence of a Default or an Event of Default, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all related Servicing Records, to the Successor Servicer.  In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by Seller, together with all funds and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Buyer in effectuating such transfer.  Seller shall have no claim for lost interim servicing income, any termination fee, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.  Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Seller, sell any or all of the Purchased Mortgage Loans on a servicing released basis, at the sole cost and expense of Seller.

(f)            In the event Seller is terminated as interim servicer of any Purchased Mortgage Loan, whether by expiry of the Interim Servicing Term or by any other means, Seller shall cooperate with Buyer in effecting such termination and transferring all authority to interim service such Purchased Mortgage Loan to the Successor Servicer.  Without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the Successor Servicer or Buyer shall reasonably request (i) promptly transfer all data in its possession relating to the applicable Purchased Mortgage Loans and other Mortgage Assets to the Successor Servicer in such electronic format as the Successor Servicer may reasonably request, (ii) promptly transfer to the Successor Servicer, Buyer or Buyer’s designee all other files, records, correspondence and documents relating to the applicable Purchased Mortgage Loans and other Mortgage Assets and (iii) fully cooperate and coordinate with the Successor Servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements, notices or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable Requirements of Law applicable to the transfer of the servicing of the applicable Purchased Mortgage Loans.  Seller agrees that if Seller fails to cooperate with Buyer or any Successor Servicer in effecting the termination of Seller as servicer of any Purchased Mortgage Loan or the transfer of all authority to service such Purchased Mortgage Loan to such Successor Servicer in accordance with the terms hereof, Buyer will be irreparably harmed and entitled to injunctive relief and shall not be required to post bond.

(g)           Notwithstanding anything to the contrary in any Transaction Document, Seller and Buyer agree that all Servicing Rights with respect to the Purchased Mortgage Loans are being transferred hereunder to Buyer on the applicable Purchase Date, the Purchase Price for the Purchased Mortgage Loans includes full and fair consideration for such Servicing Rights and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such Purchased Mortgage Loans.

14.                               Single Agreement

Buyer and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder and its obligations under the Side Letter, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder or any obligations under the Side Letter and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction or any agreement under the Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.                               Notices and Other Communications

Except as otherwise expressly provided herein, all such notices, statements, demands or other communications shall be in writing and shall be deemed to have been duly given and received (i) if sent by facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile from the sending facsimile machine, (ii) by email, upon confirmation of receipt by the recipient, (ii) if hand delivered, when delivery to the address below is made, as evidenced by a confirmation from the applicable courier service of delivery to such address, but without any need of evidence of receipt by the named individual required and (iii) if mailed by overnight courier, on the following Business Day, in each case addressed as follows:

if to Seller:

Home Loan Center, Inc.
163 Technology Drive

Irvine, California  92618

Attn: Rian Furey

Telecopier: (949) 579-8462

Telephone: (949) 579-8362
Email: Rian.Furey@lendingtree.com

if to Buyer:

JPMorgan Chase Bank, N.A.
712 Main Street, 7th Floor
Houston, Texas 77002
Attention:  Jack Camiolo
Telephone:  (713) 216-3019
Facsimile:  (713) 216-3024
Email:  jack.j.camiolo@chase.com

with copies to:

Veronica J. Chapple

Senior Operations Manager

Chase Mortgage Warehouse Finance

14800 Frye Road, Mailstop TX1 - 0022

Fort Worth, TX 76155

Telephone:  817-399-5122

Facsimile:  817-399-5117

Email:  vickie.j.chapple@jpmchase.com

and

Marjorie A. Hirsch

Vice President and Assistant General Counsel

Legal and Compliance Department

JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor (Mail Code TX2-F069)

Houston, TX 77002

Telephone: 713-750-2305

Facsimile: 713-750-2346

Email: Midge.Hirsch@jpmorgan.com

Either Party may revise any information relating to it by notice in writing to the other Party, in accordance with the provisions in this paragraph.

16.                               Fees and Expenses; Indemnity

(a)           Seller will promptly pay all out-of-pocket costs and expenses incurred by Buyer, including, without limitation, reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Transaction Documents, (ii) administration of this Agreement and the other Transaction Documents and any amendment or waiver thereto and purchase and resale of Mortgage Loans by Buyer hereunder, (iii) protection of the Purchased Mortgage Loans (including, without limitation, all costs of filing or recording any assignments, financing statements, amendments and other documents), (iv) performance of due diligence, collateral audits and servicing appraisals by Buyer or any agent of Buyer conducted prior to and after the date hereof, and (v) enforcement of Buyer’s rights hereunder and under any other Transaction Document (including, without limitation, costs and expenses suffered or incurred by Buyer in connection with any Act of Insolvency related to Seller or any Guarantor, appeals and any anticipated post-judgment collection services).

(b)           In addition to its other rights hereunder, Seller shall indemnify Buyer and Buyer’s Affiliates and Subsidiaries and their respective directors, officers, agents, advisors and employees (collectively the “Indemnified Parties”) against, and hold Buyer and each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party (“Losses”) relating to or arising out of this Agreement, any other Transaction Document or any other related document, or any transaction contemplated hereby or thereby or any use or proposed use of proceeds thereof and amendment or waiver thereof, or any breach of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyer of any Mortgage Loan or the servicing of any Purchased Mortgage Loans by Seller or any Subservicer; provided that Seller shall not be required to indemnify any Indemnified Party to the extent such Losses result from the gross negligence or willful misconduct of such Indemnified Party.  The provisions of Paragraph 16 shall survive the termination of this Agreement.

17.                               Shipment to Approved Takeout Investor; Trust Release Letters

(a)           Shipping Instructions.  If Seller desires that Buyer send a Mortgage Note and the related Mortgage to an Approved Takeout Investor, rather than to Seller directly, in connection with Seller’s repurchase of the related Purchased Mortgage Loan, then Seller shall prepare and send to Buyer Shipping Instructions to instruct Buyer when and how to send such Mortgage Note and related Mortgage to such Approved Takeout Investor.  Buyer shall use its best efforts to send each Mortgage Note and related Mortgage on or before the date specified for shipment in the Shipping Instructions in accordance with the cutoff times specified in the “Chase Mortgage

Warehouse Finance Customer Reference Guide” provided by Buyer to Seller, or otherwise specified by Buyer to Seller in writing from time to time.  If Seller instructs Buyer to send a Mortgage Note and related Mortgage before the Repurchase Date, Buyer will send the Mortgage Note and related Mortgage under a Bailee Letter.  If Seller does not provide Buyer with Shipping Instructions with respect to a Mortgage Loan, Buyer shall send the Mortgage Note and related Mortgage to Seller at such time as Buyer receives the Repurchase Price.

(b)           Trust Release Letters.  If Seller believes that a Mortgage Note contains one or more aspects that are correctable and necessary to facilitate the purchase or enforceability of that Mortgage Note, then Seller may deliver a Trust Release Letter to Buyer to request the release of the Mortgage Note to Seller for the purpose of making that correction.  If Buyer, in its sole discretion, deems the reason stated by Seller in the Trust Release Letter to be sufficient to cause the Mortgage Note to be returned to Seller for correction, then Buyer will deliver the Mortgage Note to Seller at its earliest convenience.  Seller shall return the corrected Mortgage Note to Buyer no later than the fifth (5th) Business Day after the date of the related Trust Release Letter.  At all times any Mortgage Note is in the possession Seller pursuant to a Trust Release Letter, Seller shall hold such Mortgage Note in trust for the benefit of Buyer.  At no time shall the aggregate original Outstanding Principal Balance of all Mortgage Notes released to Seller pursuant to this paragraph exceed $10,000,000.

18.                               Further Assurances.

Seller shall (i) promptly provide such further assurances or agreements as Buyer may request in good faith in order to effect the purposes of this Agreement and (ii) on or prior to the date hereof, mark its systems and/or other data processing records evidencing the Purchased Mortgage Loans with a legend or other identifier, acceptable to Buyer, evidencing that Buyer has acquired an interest therein as provided in this Agreement.

19.                               Buyer as Attorney-in-Fact

Buyer is hereby appointed the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may, in good faith, deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, Buyer shall have the right and power to receive, endorse and collect all checks made payable to the order of Seller representing any Income on any of the Purchased Mortgage Loans and to give full discharge for the same.

20.                               Wire Instructions

(a)                                 Unless otherwise specified in this Agreement, any amounts to be transferred by Buyer to Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:

Bank:  JPMorgan Chase Bank, N.A.
Account Name:  Home Loan Center, Inc. Clearing Account
Acct.  No.:
ABA No.
Reference:

(b)                                Any amounts to be transferred by Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:

Bank:	JPMorgan Chase Bank, N.A.
ABA:
Acct Name:	Chase Mortgage Warehouse Finance - Clearing Account
Account #:
Attn:	Veronica J. Chapple, 817-399-5122

Amounts received after 4:00 p.m., Houston, Texas time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

21.                               Entire Agreement; Severability

This Agreement, as supplemented by the Side Letter, shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.                               Assignments; Termination

(a)                                  The rights and obligations of Seller under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b)                                 Buyer may assign all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets at any time without the consent of any Person, provided that any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller so long as an Event of Default or Default has not occurred and is not continuing.  Any such assignment shall be in a minimum amount of at least $5,000,000 unless otherwise consented to by Seller; provided that Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing.  Resales of Purchased Mortgage Loans by Buyer (subject to Seller’s prior right to repurchase the Purchased Mortgage Loans or Mortgage Loans substantially similar to the Purchased Mortgage Loans prior to the termination of this Agreement or Buyer’s liquidation of the Purchased Mortgage Loans pursuant to Paragraph 12) in accordance with applicable law, shall be permitted without restriction.  Buyer may sell participation interests in all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets to any Person at any time without the consent of any Person.  In addition to, and notwithstanding any provision to the contrary in, the foregoing, Buyer may assign its rights to enforce this Agreement as to any Mortgage Loan to any Person that subsequently purchases such Mortgage Loan from Buyer or provides financing to Buyer with respect to such Mortgage Loan.

(c)           In addition to the foregoing, Buyer may, at any time, pledge or grant a Lien in all or any portion of its rights under this Agreement (including, without limitation, any rights to Mortgage Assets and any rights to payment of the Repurchase Price) to secure obligations to a Federal Reserve Bank, without notice to or consent of Seller; provided that no such pledge or grant of a security interest would release Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for Buyer as a party to this Agreement.

(d)           Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

(e)           Notwithstanding any of the foregoing provisions of this Paragraph, Buyer shall not be precluded from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 12.

(f)            This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring on or after the Termination Date on which all Repurchase Prices and all other obligations of Seller under the Transaction Documents have been paid in full.

23.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

24.                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK , WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)           SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY.  SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS PARAGRAPH 24 SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN PARAGRAPH 15.

(c)           EACH OF SELLER AND BUYER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER TO PROVIDE THE FACILITY EVIDENCED BY THIS AGREEMENT.

25.                               No Waivers, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any Party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) hereof will not constitute a waiver of any right to do so at a later date.

26.                               Use of Employee Plan Assets

(a)           If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by Seller in a Transaction, Seller shall so notify Buyer prior to the Transaction.  Seller shall represent in writing to Buyer that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and Buyer may proceed in reliance thereon but shall not be required so to proceed.

(b)           Subject to the last sentence of Paragraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)           By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long any such Transaction is outstanding.

27.                               Intent

(a)           The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Paragraph 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Paragraph 741 of the Bankruptcy Code.  Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Paragraph 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Paragraph 741 of the Bankruptcy Code in any dispute or proceeding.

(b)           It is understood that either Party’s right to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 12 hereof, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Paragraphs 555 and 559 of the Bankruptcy Code.

(c)           The Parties agree and acknowledge that if a Party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)           It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Paragraph 101 of the Bankruptcy Code, and that either Party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Paragraph 561 of the Bankruptcy Code.

28.                               Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)           in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Paragraph 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has

taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other Party with respect to any Transaction hereunder;

(b)           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Paragraph 15C of the 1934 Act, SIPA will not provide protection to the other Party with respect to any Transaction hereunder; and

(c)           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

29.                               Confidentiality

(a)           Confidential Terms.  The Parties hereby acknowledge and agree that all written or computer-readable information provided by one Party to any other regarding the terms set forth in any of the Transaction Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person without the prior written consent of such other Party except to the extent that (i) such Person is an Affiliate, division, or parent holding company of a Party or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a Party or such Affiliate, division or parent holding company , (ii) in such Party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or regulations, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) in the event of a Default or and Event of Default Buyer reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder, or (v) to the extent Buyer deems necessary or appropriate, in connection with an assignment or participation under Paragraph 22 of this Agreement or in connection with any hedging transaction related to Purchased Mortgage Loans.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose (except as provided in clauses (i) through (iv) of this Section) the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, Facility Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. The provisions set forth in this Paragraph 29 shall survive the termination of this Agreement for a period of one (1) year following such termination.

(b)           Privacy of Customer Information.  The Seller’s Customer Information in the possession of Buyer, other than information independently obtained by Buyer and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of Seller.  Except in accordance with this Paragraph 29(b), Buyer shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of Buyer’s employees, agents or contractors or any third party not affiliated with Buyer.  Buyer may use or disclose Seller’s Customer Information only to the extent necessary (i) for examination and audit of Buyer’s activities, books and records by Buyer’s regulatory authorities, (ii) to protect or exercise Buyer’s rights and privileges or (iii) to carry out Buyer’s express obligations under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors), and for no other purpose; provided that Buyer may also use and disclose the Seller’s Customer Information as expressly permitted by Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements.  Buyer shall take commercially reasonable steps to ensure that each Person to which Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise Buyer’s rights and privileges, or to carry out Buyer’s express obligations, under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Investors).  Buyer agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as Buyer does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.  Without limiting the scope of the foregoing sentence, Buyer shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in its possession or control as Buyer uses for its own customers’ confidential and proprietary information.

30.                               Setoff

Except to the extent specifically permitted herein, Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Agreement), applicable law, in equity or otherwise with respect to any funds or monies of Buyer (or any disclosed principal for which Buyer is acting as agent) at any time held by or in the possession of Seller.

Seller agrees that Buyer may setoff any funds or monies of Seller at any time held by or in the possession of Buyer, whether in connection with this Agreement or otherwise, against any amounts Seller owes to Buyer pursuant to the terms of this Agreement or any other Transaction Document.

31.                               WAIVER OF SPECIAL DAMAGES.

SELLER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SELLER MAY HAVE TO CLAIM OR RECOVER FROM BUYER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

32.                               USA PATRIOT ACT NOTIFICATION.

The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Seller:  When Seller opens an account, if Seller is an individual, Buyer will ask for Seller’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Buyer to identify Seller, and if Seller is not an individual, Buyer will ask for Seller’s name, taxpayer identification number, business address, and other information that will allow Buyer to identify Seller.  Buyer may also ask, if Seller is an individual, to see Seller’s driver’s license or other identifying documents, and if Seller is not an individual to see Seller’s legal organizational documents or other identifying documents.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ken Brock

Name:	Ken Brock

Title:	Senior Vice President

HOME LOAN CENTER, INC.

By:	/s/ Rian Furey

Name:	Rian Furey

Title:	Senior Vice President

Signature Page to

Master Repurchase Agreement